SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-12

POLARIS INDUSTRIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

Polaris Industries Inc.

2100 Highway 55
Medina, Minnesota 55340
763-542-0500 Fax: 763-542-0599
March 1, 2006
Dear Fellow Shareholder:
      The Board of Directors of Polaris Industries Inc. joins me in extending a cordial invitation to attend our 2006 Annual Meeting of Shareholders which will be held at our corporate headquarters, 2100 Highway 55, Medina, Minnesota 55340, on Thursday, April 20, 2006 at 9:00 a.m. local time.
      In addition to voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, we will review Polaris’ 2005 business and discuss our direction for the coming years. There will also be an opportunity, after conclusion of the formal business of the meeting, to discuss other matters of interest to you as a shareholder.
      It is important that your shares be represented at the meeting whether or not you plan to attend in person. Please vote by returning your signed proxy card in the envelope provided or by using the telephone or Internet voting options indicated on the proxy card. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.
      We hope that you will be able to attend the meeting and we look forward to seeing you.

Sincerely,

Gregory R. Palen
Chairman of the Board
      Enclosures

POLARIS INDUSTRIES INC.
2100 Highway 55
Medina, Minnesota 55340
March 1, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      Polaris Industries Inc. will hold its 2006 Annual Meeting of Shareholders at its corporate headquarters located at 2100 Highway 55, Medina, Minnesota 55340, on Thursday, April 20, 2006. The meeting will begin at 9:00 a.m. local time. At the meeting, we will:

1.	Elect the following directors:
             • One Class II director for a two-year term ending in 2008; and
             • Three Class III directors for three-year terms ending in 2009.

2.	Approve amendments to the Amended and Restated Polaris Industries Inc. Employee Stock Purchase Plan to (i) extend the term of the plan, which currently expires on January 1, 2007, to January 1, 2017 and (ii) amend the option price under the plan, which is currently 85% of the average of the fair market values of the Company’s common stock on the date such option is granted and the date such option is exercised, to an amount not less than 85% of the average of the fair market values of the Company’s common stock on the date such option is granted and the date such option is exercised, as determined from time to time by the Compensation Committee in accordance with the applicable rules and regulations.

3.	Act on any other matters that may properly come before the meeting.
      The Board recommends that shareholders vote FOR the director nominees named in the accompanying Proxy Statement. The Board recommends that shareholders vote FOR the approval of the amendments to the Company’s Employee Stock Purchase Plan, as each is described in the accompanying Proxy Statement.
      Only shareholders of record at the close of business on February 21, 2006 may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Michael W. Malone
Vice President-Finance,
Chief Financial Officer and Secretary
YOUR VOTE IS IMPORTANT
      Whether or not you plan to attend the meeting, we urge you to vote as soon as possible by telephone, Internet or mail.

POLARIS INDUSTRIES INC.
2100 Highway 55
Medina, Minnesota 55340

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date of February 21, 2006. There were a total of 41,554,872 shares of the Company’s common stock outstanding on February 21, 2006. This Proxy Statement and proxy card, along with the Annual Report for 2005, are first being mailed to shareholders beginning March 7, 2006. The Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

• Election of one nominee as a Class II director for a two-year term ending in 2008. The Board of Directors’ nominee is Stefan Pierer.

• Election of three nominees as Class III directors for three-year terms ending in 2009. The Board of Directors’ nominees are Gregory R. Palen, Richard A. Zona and Annette K. Clayton.

• Approval of amendments to the Employee Stock Purchase Plan to (i) extend the term of the plan, which currently expires on January 1, 2007, to January 1, 2017 and (ii) amend the option price under the plan, which is currently 85% of the average of the fair market values of the Company’s common stock on the date such option is granted and the date such option is exercised, to an amount not less than 85% of the average of the fair market values of the Company’s common stock on the date such option is granted and the date such option is exercised, as determined from time to time by the Compensation Committee in accordance with the applicable rules and regulations.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends you vote FOR the director nominees named in the accompanying Proxy Statement. The Board recommends you vote FOR the approval of the amendments to the Company’s Employee Stock Purchase Plan.

Q:	How many shares must be voted to approve each proposal?

A:	Quorum. A majority of the outstanding shares of the Company’s common stock represented in person or by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, 41,554,872 shares of Polaris common stock were issued and outstanding. A majority of those shares, or 20,777,437 shares of our common stock, will constitute a quorum for the purpose of electing directors or adopting proposals at the Annual Meeting. If you submit a valid proxy card or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum. Abstentions and broker non-votes are counted for purposes of determining a quorum to transact business at the Annual Meeting.

Vote Required. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the voting for the election of directors.

Each of the other matters that may be acted upon at the meeting, including the proposal to amend the Company’s Employee Stock Purchase Plan, will be determined by the affirmative vote of the holders of a majority of the shares of Polaris common stock present in person or by proxy at the Annual Meeting and entitled to vote, assuming the presence of a quorum (provided that the number of shares voted in favor of each such proposal constitutes more than 25% of the outstanding shares of Polaris common stock). Abstentions and broker non-votes will have the effects on these proposals noted below.

Q:	What is the effect of broker non-votes and abstentions?

A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to that proposal.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Accordingly, abstentions will have the same effect as votes against a proposal.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:	By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the Annual Meeting or by using one of the three following methods:

• Vote by phone, by dialing 1-800-560-1965 and following the instructions for telephone voting shown on the enclosed proxy card.

• Vote by Internet, by going to the web address http://www.eproxy.com/pii/ and following the instructions for Internet voting shown on the enclosed proxy card.

• Vote by proxy card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by phone or Internet, please do not mail your proxy card.

If you are a street-name shareholder (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted by:

• Submitting a new proxy with a more recent date than that of the first proxy given by (1) following the telephone voting instructions or (2) following the Internet voting instructions or (3) completing, signing, dating and returning a new proxy card to the Company;

• Giving written notice before the meeting to the Secretary of the Company, stating that you are revoking your proxy; or

• Attending the meeting and voting your shares in person.

Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it — that is, by telephone, Internet or mail.

Q:	Who will count the votes?

A:	Wells Fargo Bank, N.A., the independent proxy tabulator used by the Company, will count the votes. A representative of Wells Fargo Bank, N.A. and Mark McCormick, the corporate controller of the Company, will act as inspectors of election for the meeting.

Q:	Is my vote confidential?

A:	All proxy cards and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

• To allow Wells Fargo Bank, N.A. to tabulate the vote;

• To allow Mark McCormick, the corporate controller of the Company, and a representative of Wells Fargo Bank, N.A. to certify the results of the vote; and

• To meet applicable legal requirements.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Polaris Restricted Stock Plan, the Polaris Employee Stock Ownership Plan, the Polaris Employee Stock Purchase Plan and the Polaris 401(k) Retirement Savings Plan.

Q.	What happens if I don’t vote shares that I own?

A.	For shares registered in your name. If you do not vote shares that are registered in your name by proxy through the mail, telephone or Internet as described on the proxy card, or by voting in person at the Annual Meeting, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See effect of “broker non-votes” as described above. The proposal to amend the Employee Stock Purchase Plan is a “non-discretionary” item and may not be voted on by a broker absent specific voting instructions from the beneficial owner.

For shares held in certain employee plans. If you hold shares in the Employee Stock Ownership Plan or the 401(k) Retirement Savings Plan and you do not submit your voting instructions by proxy through the mail, telephone or Internet as described on the proxy card, those shares will be voted in the manner described in the following two questions.

Q:	How are Polaris common shares in the Polaris Employee Stock Ownership Plan voted?

A:	If you hold shares of Polaris common stock through the Polaris Employee Stock Ownership Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account as directed by the committee that administers the plan. Votes under the Polaris Employee Stock Ownership Plan receive the same confidentiality as all other votes.

Q:	How are Polaris common shares in the Polaris 401(k) Retirement Savings Plan voted?

A:	If you hold shares of Polaris common stock through the Polaris 401(k) Retirement Savings Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other 401(k) Retirement Savings Plan participants vote their shares. Votes under the Polaris 401(k) Retirement Savings Plan receive the same confidentiality as all other votes.

Q:	What does it mean if I get more than one proxy card?

A:	Your shares are probably registered in more than one account. You should vote each proxy card you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the meeting.

Q:	When are shareholder proposals due for the 2007 Annual Meeting of the Shareholders?

A:	If you want to present a proposal from the floor at the 2007 Annual Meeting, you must give the Company written notice of your proposal no later than January 19, 2007. Your notice should be sent to the Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340.

If instead of presenting your proposal at the meeting you want your proposal to be considered for inclusion in next year’s proxy statement, you must submit the proposal in writing to the Secretary so it is received at the above address by November 1, 2006.

Q:	How is this proxy solicitation being conducted?

A:	Polaris hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of votes for a fee of $9,500, plus out-of-pocket expenses. Polaris will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. In addition, some employees of the Company and its subsidiaries may solicit proxies. D.F. King & Co., Inc. and employees of the Company may solicit proxies in person, by telephone and by mail. No employee of the Company will receive special compensation for these services, which the employees will perform as part of their regular duties.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of February 14, 2006 by each person known to the Company who then beneficially owned more than 5% of the outstanding shares of common stock, each director of the Company, each nominee for director, each executive officer named in the Summary Compensation Table on page 24 and all current executive officers and directors as a group. As of February 14, 2006, there were 41,548,512 shares of common stock outstanding. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner. The table also includes information with respect to common stock equivalents credited as of February 14, 2006 to the accounts of each director under the Company’s Deferred Compensation Plan for Directors that is described in this Proxy Statement under the heading “Corporate Governance — Director Compensation.”

	Shares
	Beneficially	Percent	Common Stock
Name and Address of Beneficial Owner	Owned	of Class	Equivalents(11)

Barclay’s Global Investors, N.A.(1)	4,909,033	11.8%
AMVESCAP PLC(2)	4,453,638	10.7%
Thomas C. Tiller(3)(4)	1,872,420	4.3%
Chief Executive Officer and Director
Bennett J. Morgan(4)	77,023	*
President and Chief Operating Officer
Jeffrey A. Bjorkman(4)(5)	95,021	*
Vice President — Operations
John B. Corness(4)	77,367	*
Vice President — Human Resources
Michael W. Malone(3)(4)	111,481	*
Vice President — Finance, Chief Financial Officer and Secretary
Kenneth J. Sobaski(6)	34,058	*
Vice President — Sales, Marketing and Service
Andris A. Baltins(7)(8)	37,150	*	19,265
Director
Robert L. Caulk(8)(9)	4,200	*	1,135
Director
Annette K. Clayton(8)	12,000	*	2,963
Director
William E. Fruhan, Jr.(8)	20,000	*	4,018
Director
John R. Menard, Jr.(8)	12,000	*	5,371
Director
Gregory R. Palen(8)(10)	29,454	*	25,452
Non-executive Chairman of the Board of Directors
Stefan Pierer	—	*	—
Director
R. M. (Mark) Schreck(8)	15,890	*	7,632
Director
Richard A. Zona(8)	18,500	*	7,485
Director
All directors and current executive officers as a group (16 persons)(3)(4)(7)	2,441,339	5.6%	73,321

*	Indicates ownership of less than 1%.

(1)	The address for Barclay’s Global Investors, N.A. and its affiliates (collectively, “Barclays”) is 45 Fremont Street, San Francisco, CA 94105. Barclays, an investment adviser, has sole voting power with respect to 4,403,391 shares and sole dispositive power with respect to 4,909,033 shares. The information set forth herein is based on the Schedule 13G dated January 26, 2006 filed by Barclays with the Securities and Exchange Commission.

(2)	The address for AMVESCAP PLC and its subsidiaries (collectively, “AMVESCAP”) is 30 Finsbury Square, London EC2A 1AG, England. AMVESCAP, an investment adviser, has sole voting and dispositive power with respect to 4,453,638 shares. The information set forth herein is based on the Schedule 13G dated February 13, 2006 filed by AMVESCAP with the Securities and Exchange Commission.

(3)	Includes 133,000 and 10,000 restricted shares of common stock awarded to Messrs. Tiller and Malone, respectively, and 153,000 aggregate restricted shares of common stock awarded to all executive officers as a group under the Polaris Industries Inc. Restricted Stock Plan. An aggregate of 143,000 restricted shares become freely tradeable only upon the Company achieving certain compounded earnings growth targets and an aggregate of 10,000 restricted shares become freely tradeable three years after the date of issuance provided that the holder continues to be an employee of the Company.

(4)	Includes 1,550,000, 39,800, 44,636, 51,800 and 29,624 shares subject to stock options that were granted to Messrs. Tiller, Morgan, Bjorkman, Corness and Malone, respectively, and 1,749,396 aggregate shares subject to stock options that were granted to all executive officers as a group under the Polaris Industries Inc. 1995 Stock Option Plan which are or will become vested and exercisable on or before April 30, 2006.

(5)	Includes 20 shares held by Mr. Bjorkman’s daughter, who shares Mr. Bjorkman’s household, as to which beneficial ownership is disclaimed.

(6)	Mr. Sobaski departed from his position as the Company’s Vice President — Sales, Marketing and Service to pursue other interests in April 2005. For additional information, see the description of Mr. Sobaski’s Severance Agreement described in this Proxy Statement under the heading “Executive Compensation and Stock Option Information — Employment, Termination and Change in Control Arrangements — Agreement with Mr. Sobaski.”

(7)	Other members of the law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Baltins is a member and which serves of counsel to the Company, beneficially own 9,050 shares.

(8)	Includes 4,000 shares for Mr. Caulk and 12,000 shares for each of the other non-employee directors subject to annual stock option grants under the Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan, which are or will become vested and exercisable on or before April 20, 2006. Mr. Pierer does not participate in the 2003 Non-Employee Director Stock Option Plan.

(9)	Includes 200 shares maintained in brokerage accounts registered in Mr. Caulk’s name as Custodian under the Delaware Uniform Transfers to Minors Act for the benefit of two minor children, as to which beneficial ownership is disclaimed.

(10)	Includes 54 shares, 27 of which are held by Mr. Palen’s son and 27 of which are held by his daughter, as to which beneficial ownership is disclaimed.

(11)	Represents the number of common stock equivalents credited as of February 14, 2006 to the accounts of each non-employee director, other than Stefan Pierer, as maintained by the Company under the Polaris Industries Inc. Deferred Compensation Plan for Directors. A director will receive one share of common stock for every common stock equivalent held by that director upon his or her termination of service as a member of the Board of Directors. The plan is described in this Proxy Statement under the heading “Corporate Governance — Director Compensation.”
Stock Ownership Guidelines
      Our Board of Directors has adopted stock ownership guidelines, which provide that each non-employee director is expected to own, directly or indirectly, on January 22, 2007, shares of Polaris common stock or common stock equivalents having a value of at least three times the amount of the annual retainer fee paid to such director. Each non-employee director who is elected for the first time after January 23, 2003 will be expected to satisfy such guidelines at the end of a period of four years commencing on the date such director is elected. The stock ownership guidelines also provide that the Chief Executive Officer and other executive officers of the Company are expected to own, directly or indirectly, shares of common stock or restricted share awards having a value of at least five and three times, respectively, their annual base salaries. The Chief Executive Officer and other executive officers of the Company that held office as of January 23, 2003 currently satisfy these guidelines and any person becoming an executive officer of the Company after January 23, 2003 will be expected to satisfy the guidelines at the end of a period of four years commencing on the date of becoming an executive officer of the Company.
CORPORATE GOVERNANCE
Corporate Governance Guidelines and Independence
      Our Board of Directors has adopted Corporate Governance Guidelines, which may be viewed online on our website at www.polarisindustries.com or may be obtained in print by any shareholder who requests it. Under our Corporate Governance Guidelines, which adopt the current standards for “independence” established by the New York Stock Exchange (“NYSE”), a majority of the members of the Board of Directors must be independent as determined by the Board of Directors. In making its determination of independence, among other things, the Board of Directors must have determined that the director has no material relationship with Polaris either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Polaris. The Board of Directors has determined that Ms. Clayton and Messrs. Caulk, Fruhan, Menard, Schreck and Zona are independent. The Board of Directors has also determined that Mr. Baltins is independent for all purposes other than service on the Company’s Audit Committee because he is a member of one of the law firms that provides legal services to the Company. Mr. Palen, our non-Executive Chairman of the Board, is the Chairman and Chief Executive Officer of Spectro Alloys, an aluminum manufacturing company that served as a supplier to the Company until June 2003. Under our Corporate Governance Guidelines, Mr. Palen will be regarded as non-independent until June 2006, three years following the termination of the Spectro Alloys relationship with Polaris. Mr. Pierer is not considered to be independent by the Board of Directors based on his relationship to Cross Industries AG under the Call Option Agreement (as described under “Corporate Governance — Certain Relationships and Related Transactions” on page 11 of this Proxy Statement). Mr. Tiller, our Chief Executive Officer is not considered to be independent by the Board of Directors. Accordingly, a majority of our Board of Directors is considered to be independent. Additionally, all current members of our Audit, Compensation and Corporate Governance and Nominating Committees are considered to be independent.
      We have also adopted a Code of Business Conduct and Ethics applicable to all employees, including our Chief Executive Officer, our Chief Financial Officer and all other senior executives, and the directors. A copy of the Polaris Code of Business Conduct and Ethics is available on our website at www.polarisindustries.com and in print to any shareholder who requests it.
Communications with the Board
      Under our Corporate Governance Guidelines, a process has been established by which shareholders may communicate with members of the Board of Directors. Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340.
      All communications received in accordance with these procedures will be reviewed initially by the office of our Corporate Secretary to determine that the communication is a message to our directors and will be relayed to the appropriate director or directors unless the Corporate Secretary determines that the communication is an advertisement or other promotional material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

Director Compensation
      Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Compensation for non-employee directors is divided into cash and stock components. The Company presently pays each non-employee director other than our Chairman, Mr. Palen, an annual director’s fee of $40,000. At least $5,000 of the annual director’s fee paid to each non-employee director other than Mr. Pierer will be payable in common stock equivalents (as described below). Mr. Palen, our non-executive Chairman of the Board of Directors, currently receives an annual fee of $100,000 in lieu of the annual director’s fee received by other non-employee directors. The Chairs of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Technology Committee currently receive an annual committee chairman’s fee of $10,000. Non-employee directors, other than Mr. Pierer, also receive $1,000 for each committee meeting attended, which fees they may choose to defer under the Deferred Compensation Plan (as described below).
      The Company maintains a deferred compensation plan, the Polaris Industries Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), for directors who are not officers or employees of the Company (“Outside Directors”). Mr. Pierer does not participate in the Deferred Compensation Plan. As of each quarterly date on which retainer fees are payable to Outside Directors, each Outside Director automatically receives an award of common stock equivalents having a fair market value of $1,250. An Outside Director can also defer all or a portion of the director and/or chair and committee fees that would otherwise be paid to him or her in cash. Such deferred amounts are converted into additional common stock equivalents based on the then fair market value of the common stock. These “common stock equivalents” are phantom stock units, i.e., each common stock equivalent represents the economic equivalent of one share of common stock. Dividends will be credited to Outside Directors as if the common stock equivalents are outstanding shares of common stock. Such dividends will be converted into additional common stock equivalents.
      As soon as practicable after an Outside Director’s service on the Board terminates, he or she will receive a distribution of a number of shares of common stock equal to the number of common stock equivalents then credited to him or her under the Deferred Compensation Plan. Upon the death of an Outside Director, the shares will be issued to his or her beneficiary. Upon a change in control of the Company (as defined in the Deferred Compensation Plan), however, each Outside Director will receive a cash payment equal to the value of his or her accumulated common stock equivalents.
      A maximum of 200,000 shares of common stock are reserved for issuance under the Deferred Compensation Plan. Of that total, 71,038 shares of common stock remained available for future grants as of February 14, 2006. The Deferred Compensation Plan will remain effective until May 31, 2010, unless terminated earlier by the Board of Directors. The Deferred Compensation Plan may be terminated or amended at any time by the Board of Directors.
      Under the 2003 Non-Employee Director Stock Option Plan, each non-employee director, other than Mr. Pierer, who is elected at an annual meeting of shareholders or who continues to serve as a director after such annual meeting will receive an automatic annual grant of stock options to purchase 4,000 shares of the Company’s common stock at an exercise price equal to fair market value on the date of grant.
      Additionally, the Company makes Polaris products available to its Outside Directors at no charge to encourage a first-hand understanding of the riding experience of Polaris customers.
Board Meetings
      During 2005, the full Board of Directors met eight times, four of which were in person. Each of the in-person meetings was preceded and/or followed by an executive session of the Board of Directors without management in attendance, chaired by either Mr. Palen or the chair of the Corporate Governance and Nominating Committee. Each of our directors attended 75% percent or more of the meetings of the Board of Directors and any committee on which they served in 2005. The Board also acted through one written action in 2005. The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings; however, Board members are expected to regularly attend all Board meetings and meetings of the committees on which they serve. All members of the Board of Directors attended our 2005 Annual Meeting, except for Stefan Pierer, who was elected to the Board effective October 20, 2005.
Committees of the Board and Meetings
      The Board of Directors has designated four standing committees. The Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Technology Committee each operate under a written charter which is available for review on our website at http://www.polarisindustries.com and is also available in print to any shareholder who requests it. The Executive Committee, which was previously designated as a standing committee, was formally dissolved by the Board of Directors on October 20, 2005 following a determination that the role of the Executive Committee, as originally contemplated, was being performed by other standing committees. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal 2005, are described below.

Audit Committee

Members:	Annette K. Clayton William E. Fruhan, Jr. Richard A. Zona, Chair

All members of the Audit Committee have been determined to be “independent” and “financially literate” by the Board of Directors in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE. Additionally, Mr. Zona and Mr. Fruhan have each been determined by the Board of Directors to be an “Audit Committee Financial Expert” as that term has been defined by the Securities and Exchange Commission (the “SEC”). None of the members of the Audit Committee currently serve on the audit committees of more than three public companies.

Purpose:	A copy of the current Audit Committee charter, as amended by the Board of Directors on January 19, 2006, is attached as Annex A to this Proxy Statement. The Audit Committee assists the Board of Directors in fulfilling its fiduciary responsibilities by overseeing the Company’s financial reporting and public disclosure activities. The Audit Committee’s primary purposes are to:

• assist the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, (d) the responsibilities, performance, budget and staffing of the Company’s internal audit function and (e) the performance of the Company’s independent auditor;

• prepare the Audit Committee Report that appears later in this Proxy Statement;

• serve as an independent and objective party to oversee the Company’s financial reporting process and internal control system; and

• provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditors and the Board of Directors.

The Audit Committee, in its capacity as a committee of the Board of Directors, is directly responsible for the appointment, compensation, and oversight of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Audit Committee. This committee met eight times during 2005.

Compensation Committee

Members:	Andris A. Baltins Robert L. Caulk William E. Fruhan, Jr., Chair Richard A. Zona

All members of the Compensation Committee have been determined to be “independent” by the Board of Directors in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Purpose:	The Compensation Committee assists the Board of Directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight to the administration of the Company’s director and executive compensation programs and administers the Company’s stock option, restricted share and other equity based plans, reviews the compensation of directors, executive officers and senior management, and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including the Compensation Committee Report on Executive Compensation that appears later in this Proxy Statement. In addition, the Compensation Committee periodically reviews with the Chief Executive Officer a written procedure for the efficient transfer of his responsibilities in the event of his sudden incapacitation or departure, including recommendations for longer-term succession planning. This committee met eight times during 2005 and acted through eight written actions.

Corporate Governance and Nominating Committee

Members:	Andris A. Baltins, Chair William E. Fruhan, Jr. R. M. (Mark) Schreck

All members of the Corporate Governance and Nominating Committee have been determined to be “independent” by the Board of Directors in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Purpose:	The Corporate Governance and Nominating Committee provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The committee reviews and evaluates the policies and practices with respect to the size, composition and functioning of the Board, evaluates the qualifications of possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The committee will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described under “Submission of Shareholder Proposals and Nominations” that appears later in this Proxy Statement. The committee also is responsible for recommending to the Board of Directors any revisions to the Company’s Corporate Governance Guidelines. This committee met one time and acted through one written action during 2005.

Technology Committee

Members:	Annette K. Clayton John R. Menard, Jr. Gregory R. Palen Stefan Pierer R. M. (Mark) Schreck, Chair Thomas C. Tiller

Purpose:	Provides oversight of the product and technology plans at the Company to ensure that the Polaris management team: (1) continues to provide leadership products across all product lines; (2) addresses regulatory and competitive challenges in a timely and appropriate manner; (3) provides adequate investment funds across product lines; (4) addresses major facility opportunities and issues, such as expansions, and in-source/out-source opportunities; and (5) properly assesses the risk and benefits associated with major product and facility changes. This committee met three times during 2005.
Certain Relationships and Related Transactions
      The law firm of Kaplan, Strangis and Kaplan, P.A. (“KSK”) provides ongoing legal services to the Company and certain subsidiaries in connection with various matters. Andris A. Baltins, a member of the Board of Directors, is a member of that firm. During 2005, KSK received $719,739 in legal fees from the Company.
      Gregory R. Palen, the non-Executive Chairman of the Board of Directors, is the Chairman and Chief Executive Officer of Spectro Alloys, an aluminum manufacturing company that served as a supplier to the Company until June 2003. Under our Corporate Governance Guidelines, Mr. Palen will be regarded as non-independent until June 2006, three years following the termination of the Spectro Alloys relationship with Polaris. Mr. Palen voluntarily resigned from the Audit Committee and the Corporate Governance and Nominating Committee in January 2004 in order that such committees be comprised of independent directors as required under the current NYSE rules. The Audit Committee is currently comprised of Messrs. Fruhan and Zona and Ms. Clayton, all of whom are independent directors. The Corporate Governance and Nominating Committee is currently comprised of Messrs. Baltins, Fruhan, and Schreck, all of whom are independent directors.
      On August 11, 2005 and September 7, 2005, the Company, through its Austrian subsidiary, purchased a 25% interest in KTM Power Sports AG (“KTM”) from an institutional investor. On July 18, 2005, the Company entered into a Call Option Agreement (the “Call Option Agreement”) with respect to the shares of KTM with Cross Industries AG (“Cross”). The shareholders of Cross are Pierer GmbH and Knünz GmbH, each beneficially owning 50% of the share capital and the voting rights of Cross. Stefan Pierer, a member of our Board of Directors, beneficially owns 100% of the share capital and voting rights of Pierer GmbH. The Call Option Agreement grants each party a series of call rights to acquire the other’s ownership interest in KTM, which rights generally become exercisable in October 2007. Upon the occurrence of certain events, such as the death of key members of KTM’s management or a change in control of the Company, the vesting of these call rights may be accelerated. The purchase price per share for the call rights will be formula-based depending, in part, upon the financial performance of both companies for the 12-month period ending on the measurement date. In the event the Company exercises its call right, the purchase price may be payable in cash or a combination of cash and shares of the Company’s common stock; however, the Call Option Agreement provides that the price must be paid entirely in cash if, at the time such price becomes payable, Mr. Pierer is not serving as a member of the Company’s Board of Directors for any reason other than death, disability, resignation or because Mr. Pierer declined to stand for election to the Company’s Board of Directors.

Compensation Committee Interlocks and Insider Participation
      All current members of the Compensation Committee are considered independent under our Corporate Governance Guidelines. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company.
Section 16 Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company’s common stock with the SEC. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. To the Company’s knowledge, based solely upon a review of the reports filed by the executive officers and directors during 2005 and written representations that no other reports were required, the Company believes that, during the year ended December 31, 2005, all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any, were complied with, except that the Company inadvertently failed to timely file a Form 4 for Jeffrey A. Bjorkman with respect to the sale of an aggregate of 280 shares by two of his children on July 25, 2005.

AUDIT COMMITTEE REPORT
      The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the responsibilities, performance, budget and staffing of the Company’s internal audit function, and (5) the performance of the Company’s independent auditor, which reports directly to the Audit Committee. The Audit Committee is comprised of three directors, all of whom meet the standards of independence adopted by the SEC and the NYSE.
      In performing our oversight responsibilities, we have reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with management and with representatives of the independent registered public accounting firm of Ernst & Young LLP, the Company’s independent auditors. We also reviewed, and discussed with management and representatives of Ernst & Young, management’s assessment and report and Ernst & Young’s report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
      We also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90. We have received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and discussed the independence of Ernst & Young LLP with representatives of such firm. We are satisfied that the non-audit services provided to the Company by the independent auditors are compatible with maintaining their independence.
      Management is responsible for Polaris’ system of internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. Our committee’s responsibility is to monitor and oversee these processes.
      In reliance on the reviews and discussions referred to in this Report, and subject to the limitations of our role, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE

Richard A. Zona, Chair Annette K. Clayton William E. Fruhan, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has engaged the independent registered public accounting firm of Ernst & Young LLP (“E&Y”) as independent auditors to examine the Company’s accounts for the fiscal year ending December 31, 2005. Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
      Audit Fees. The aggregate audit fees paid to E&Y for the fiscal years ended December 31, 2005 and December 31, 2004, were $717,000 and $552,000, respectively. These fees include amounts for the audit of the Company’s consolidated annual financial statements, statutory audits at certain foreign subsidiaries, the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, including services related thereto such as attest services and consents. These amounts also include fees related to testing of the Company’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002.
      Audit-Related Fees. The aggregate audit-related fees paid to E&Y for the fiscal years 2005 and 2004 were $117,000 and $96,000, respectively. These fees related to the audit of Polaris Acceptance, the audit of employee benefit plans, assistance related to potential transactions and the issuance of certain industry reports.
      Tax Fees. The aggregate fees billed by E&Y for tax services rendered for the fiscal years 2005 and 2004 were $51,000 and $45,000, respectively. These fees primarily related to tax planning and compliance services, including assistance related to certain foreign subsidiaries.
      All Other Fees. There were no other fees paid to E&Y for the years ended December 31, 2005 and December 31, 2004.
      Audit Committee Pre-Approval Requirements. The Audit Committee’s charter provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent auditor, (ii) all significant non-audit services to be provided by the independent auditors as permitted by Section 10A of the Securities Exchange Act of 1934, and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by Ernst & Young during fiscal 2005 were pre-approved pursuant to the procedures outlined above.

PROPOSAL 1 — ELECTION OF DIRECTORS
General Information
      The Board of Directors of the Company is divided into three classes. The members of one class are elected at each annual meeting of shareholders to serve three-year terms. The Class III directors currently serving on the Board, whose terms expire at the 2006 Annual Meeting, are Ms. Annette K. Clayton and Messrs. Gregory R. Palen and Richard A. Zona. In addition, the Board of Directors appointed Stefan Pierer as a Class II director, effective October 20, 2005, to fill the vacancy created by an increase in the number of directors from nine to ten. Mr. Pierer has consented to serve a two-year term, which will expire at the 2008 Annual Meeting when the term of all Class II directors will expire. Also, Mr. William E. Fruhan, Jr., currently a Class II director, has informed the Company of his intention to conclude his service on the Board upon the election of directors and adjournment of the 2006 Annual Meeting on April 20, 2006. Mr. Fruhan has served as a director of the Company since 2000. The Board of Directors will reduce the size of the Board to nine members to eliminate the Class II directorship being vacated by Mr. Fruhan.
      Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board of Directors proposes that the following nominee, who is currently serving as a Class II Director, be elected as a Class II director for a two-year term expiring in 2008:
Stefan Pierer
      Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board of Directors also proposes that the following nominees, all of whom are currently serving as Class III Directors, be elected as Class III directors for three-year terms expiring in 2009:
Gregory R. Palen
Richard A. Zona
Annette K. Clayton
      The persons named in the enclosed proxy intend to vote your proxy for the election of each of the four nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If you are voting by telephone or on the Internet, you will be told how to withhold your vote from some or all of the nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.
      After the election of one Class II director and three Class III directors at the Annual Meeting and the resignation of Mr. Fruhan effective upon the election of directors and adjournment of the Annual Meeting, the Board will consist of nine directors, including five directors whose present terms extend beyond this Annual Meeting (Classes I, II and III will consist of three members each). There are no family relationships between or among any executive officers or directors of the Company.
      We expect each nominee standing for election as a Class II director and Class III director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees designated by the Board, unless an instruction to the contrary is indicated on the proxy card.
      The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

Information Concerning Nominees and Directors
      The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.
Director Nominee — Class II (Term Ending 2008)

Stefan Pierer Director since 2005
Mr. Pierer, 49, has been managing director of and a principal shareholder in KTM Power Sports AG and its predecessors since 1992. Prior to joining KTM, Mr. Pierer was the authorized officer and sales manager of HOVAL GmbH. He is also a founder of CROSS Industries AG, an Austrian investment company specializing in midsized industrial companies. Mr. Pierer is a member of our Technology Committee.

Director Nominees — Class III (Term Ending 2009)

Gregory R. Palen Director since 1994
Mr. Palen, 50, was elected to serve as the non-executive Chairman of our Board of Directors in May 2002 and has been Chairman of Spectro Alloys, an aluminum manufacturing company, since 1989 and Chief Executive Officer of Palen/ Kimball Company, a heating and air conditioning company, since 1983. He is a director of Valspar Corporation, a painting and coating manufacturing company. Mr. Palen also serves as a director of Opus Northwest, LLC, a construction and real estate development company, and Fabcon, a manufacturer of structural concrete wall panels. Mr. Palen is also a director of various private and non-profit corporations. Mr. Palen is a member of our Technology Committee.

Richard A. Zona Director since 2000
Mr. Zona, 61, has been the Chief Executive Officer of Zona Financial, LLC, a financial advisory firm, since December 2000. Mr. Zona was the Vice-Chairman of U.S. Bancorp, a regional bank holding company, from 1996 to 2000. Mr. Zona joined U.S. Bancorp, then known as First Bank System, Inc., as Executive Vice President and Chief Financial Officer in 1989 and served as Vice Chairman and Chief Financial Officer from 1991 to 1996. Mr. Zona, a certified public accountant, was with Ernst & Young from 1970 to 1989. Mr. Zona is a director of New Century Financial Corporation, a mortgage banking and financial services company, and Piper Jaffray Companies, a securities brokerage firm. Mr. Zona serves as the Chair of our Audit Committee and is also a member of our Compensation Committee.

Annette K. Clayton Director since 2003
Ms. Clayton, 42, was recently named Vice President, Manufacturing for the Americas of Dell Corporation. From June 2005 until February 2006, Ms. Clayton served as Vice President, General Motors North American Quality and a member of the GM North American Strategy Board. Prior to that assignment she was the President and a director of Saturn Corporation, a subsidiary of General Motors Corporation, since April 2001. She was the Executive Director of Global Manufacturing Systems-Quality of General Motors Corporation from April 2000 to April 2001. From 1983 to 2000, Ms. Clayton held a number of production, engineering and management positions at General Motors’ assembly plants in Moraine, Ohio, Fort Wayne, Indiana, and Oshawa, Ontario. She is a member of the External Advisory Board for the College of Engineering and Computer Science at Wright State University. Ms. Clayton is a member of our Audit Committee and Technology Committee.

Directors Continuing in Office — Class I (Term Ending 2007)

Andris A. Baltins Director since 1994
Mr. Baltins, 60, has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A. since 1979. Mr. Baltins is a member of the boards of Affinity Group Holding, Inc. and its wholly-owned subsidiary, Affinity Group, Inc., a member-based direct marketing and specialty merchandise retailer targeting recreational vehicle owners and outdoor enthusiasts. He also serves as a director of various private and non-profit corporations. Mr. Baltins serves as the Chair of our Corporate Governance and Nominating Committee and is also a member of the Compensation Committee.

Thomas C. Tiller Director since 1998
Mr. Tiller, 44, is the Chief Executive Officer of the Company and was the President and Chief Executive Officer of the Company from 1999 to April 2005. From July 15, 1998 to May 20, 1999, Mr. Tiller served as the Company’s President and Chief Operating Officer. From 1983 to 1998, Mr. Tiller held a number of design, marketing and plant management positions with General Electric Corporation, most recently as Vice President and General Manager of G.E. Silicones. Mr. Tiller also serves as a director of KTM Power Sports AG. Mr. Tiller is a member of our Technology Committee.

Robert L. Caulk Director since 2004
Mr. Caulk, 54, was the President and CEO of Spectrum Brands, North America from 2005 to February 2006. He was President, Chief Executive Officer and Chairman of United Industries Corporation from 2001 through 2005, when United Industries was acquired by Spectrum Brands. He was the President and Chief Executive Officer of United Industries from 1999 to 2001. From 1995 to 1999 Mr. Caulk held the positions of President and Executive Vice President of Cloplay Building Products. Mr. Caulk also serves as a director of several corporate and non-profit boards, including Sligh Furniture Company, United Industries Corporation, and the St. Louis Academy of Science. Mr. Caulk is a member of our Compensation Committee.

Directors Continuing in Office — Class II (Term Ending 2008)

R. M. (Mark) Schreck Director since 2000
Mr. Schreck, 61, is a registered professional engineer and retired Vice President, Technology, General Electric Company. He has been the President of RMS Engineering, LLC, an engineering and business consulting business, and a member of the staff of the University of Louisville Speed School of Engineering since January 1998. Mr. Schreck also serves as a director of the Kentucky Science and Technology Corporation, a private, nonprofit organization. Mr. Schreck serves as the Chair of our Technology Committee and is also a member of our Corporate Governance and Nominating Committee.

John R. Menard, Jr. Director since 2001
Mr. Menard, 66, has been the President and a director of Menard, Inc., a building materials and home improvement retailing business, since February 1960. Mr. Menard serves as a member of our Technology Committee.

PROPOSAL 2 — APPROVAL OF AMENDMENTS TO THE EMPLOYEE
STOCK PURCHASE PLAN
General Information
      Upon the recommendation of the Compensation Committee, the Board of Directors has adopted, subject to shareholder approval, amendments to the Company’s Amended and Restated Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), which was originally approved by the Company’s shareholders on May 10, 1995, to (i) extend the term of the Employee Stock Purchase Plan, which currently expires on January 1, 2007, to January 1, 2017 and (ii) amend the option price under the Employee Stock Purchase Plan, which is currently 85% of the average of the fair market values of the Company’s common stock on the date such option is granted and the date such option is exercised, to an amount not less than 85% of the average of the fair market values of the Company’s common stock on the date such option is granted and the date such option is exercised, as determined from time to time by the Committee in accordance with the applicable rules and regulations. The Company’s Board of Directors has determined that it would be in the best interests of the Company and its shareholders to effect these amendments to the Employee Stock Purchase Plan. Accordingly, the Board of Directors recommends that the shareholders approve the proposed amendments. If the amendments to the Employee Stock Purchase Plan are approved by the shareholders, these amendments will take effect as of January 19, 2006. If the amendments are not approved, they will not take effect.
      The reserve of shares of common stock under the Employee Stock Purchase Plan is subject to appropriate adjustment in the event of certain changes in the common stock, including by reason of a stock split. A maximum of 1,500,000 shares of common stock were originally reserved for issuance upon the exercise of options (“Purchase Options”) to purchase shares under the Employee Stock Purchase Plan. Of that total 1,056,952 shares of common stock remained available for future grants as of February 14, 2006. The Board of Directors believes that the Employee Stock Purchase Plan is a vital factor in retaining and attracting personnel of outstanding competence by rewarding them for their achievements. The Employee Stock Purchase Plan also is intended to encourage a sense of proprietary interest by such personnel by providing them with a means to acquire a shareholder interest in the Company.
      The following summary of the Employee Stock Purchase Plan is qualified in its entirety by reference to the complete text of the Employee Stock Purchase Plan, which is attached as Annex B.
General Provisions
      Duration of the Employee Stock Purchase Plan; Shares to be Issued. The Employee Stock Purchase Plan originally became effective on January 1, 1997. If the proposed amendment is approved, the Employee Stock Purchase Plan will remain effective until January 1, 2017 unless terminated earlier by the Board of Directors.
      The shares of common stock to be issued or delivered under the Employee Stock Purchase Plan will be authorized and unissued shares or previously issued and outstanding shares of common stock reacquired by the Company.
      On February 14, 2006, the closing price of Polaris common stock on the New York Stock Exchange was $51.19 per share.
      Administration. The Employee Stock Purchase Plan is currently administered by the Compensation Committee. None of the members of the Compensation Committee are eligible to purchase common stock under the Employee Stock Purchase Plan. The Compensation Committee has authority to establish such rules and procedures as are necessary or advisable to administer the Employee Stock Purchase Plan. The interpretation and construction by the Compensation Committee of the Employee Stock Purchase Plan is final.
      Participants. Each employee of the Company or any subsidiary company approved by the Board of Directors who is customarily employed on a full-time or part-time basis and who is regularly scheduled to work more than 20 hours per week is eligible to participate in the Employee Stock Purchase Plan. Each eligible salaried employee is eligible to participate in the Employee Stock Purchase Plan for calendar months which commence on or after such employee’s date of hire. Each eligible hourly paid employee is eligible to participate in the Employee Stock Purchase Plan for calendar months which commence on or after 90 calendar days of service. Each part-time employee is eligible to participate in the Employee Stock Purchase Plan for calendar months which commence on or after the earlier of (i) the date on which such hourly paid employee completes 480 hours of service or (ii) the second anniversary of such hourly employee’s date of hire. An employee may not receive a Purchase Option under the Employee Stock Purchase Plan if, immediately after the Purchase Option is granted, the employee would own stock and/or outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. Approximately 3,650 employees were eligible to participate in the Employee Stock Purchase Plan as of February 14, 2006.
      In addition, no employee is granted a Purchase Option under the Employee Stock Purchase Plan or an option under any other employee stock purchase plan that qualifies for favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended maintained by the Company to the extent that the employee’s right to purchase shares of common stock under all such options would accrue at a rate at which the fair market value of the shares (determined at the time the Purchase Option is granted) would exceed $25,000 for each calendar year in which any of the options granted to such employee is outstanding at any time. Also, unless the Compensation Committee otherwise determines, executive officers of the Company are not eligible to participate in the Employee Stock Purchase Plan.
      The common stock purchased under the Employee Stock Purchase Plan is paid for by payroll deductions. If an employee elects to participate in the Employee Stock Purchase Plan, he or she must specify a percentage of base pay (up to a maximum of 10%) which the participating employee wants contributed to the Employee Stock Purchase Plan on his or her behalf. These payroll deductions are credited to a bookkeeping account established in the participating employee’s name. A participating employee may change his or her payroll contributions as of the first day of any calendar quarter.
      Awards Available Under the Employee Stock Purchase Plan. On the first day of each month, a participating employee is deemed to have been granted a Purchase Option for the maximum number of whole shares of common stock that can be purchased at the applicable option price with the payroll deductions credited to his or her account for that month. Each participating employee automatically and without any act on his or her part is deemed to have exercised each of his or her Purchase Options on the last day of each month. The number of shares of common stock subject to each Purchase Option equals the quotient of the balance credited to the participating employee’s account as of the last day of the month divided by the option price, except that fractional shares are not issued. Any amount in a participating employee’s account that would otherwise have been used to purchase fractional shares will remain in the employee’s account and be used to purchase shares in subsequent months. The applicable option price is currently an amount equal to 85% of the averages of the closing prices per share of common stock on the New York Stock Exchange as of the first day and the last day of the month. If the proposed amendment is approved, the applicable option price will be an amount not less than 85% of the average of the closing prices per share of the Company’s common stock on the date such option is granted and the date such option is exercised, as determined from time to time by the Compensation Committee in accordance with the applicable rules and regulations. Any balance remaining in a participating employee’s account at the end of a calendar year after payment of the option price for shares purchased pursuant to the Employee Stock Purchase Plan during that year is promptly refunded to the participating employee.
      Shares of common stock purchased by a participating employee under the Employee Stock Purchase Plan is held in trust by a trustee until withdrawn by the participating employee. A participating employee may withdraw in whole, but not in part, from the Employee Stock Purchase Plan at any time. Upon such a withdrawal, all cash and shares of common stock credited to the participating employee’s account is promptly delivered to the participating employee. A participating employee who withdraws from the Employee Stock Purchase Plan is not eligible to participate in the Employee Stock Purchase Plan until the first January 1 or July 1 that is at least six months following the date of such withdrawal.

      If any participating employee’s employment with the Company terminates for any reason, any unexercised Purchase Option granted to such participating employee will terminate as of the date of the termination of employment. The Employee Stock Purchase Plan currently provides that the Company will promptly refund to the participating employee the amount of payroll deductions then credited to the participating employee’s account, and will deliver to the participating employee one or more stock certificates representing the number of shares of common stock credited to the participating employee under the Employee Stock Purchase Plan.
      Purchase Options granted under the Employee Stock Purchase Plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during the participating employee’s lifetime only by the participating employee.
      Termination and Amendment. The Board of Directors has the authority to terminate or amend the Employee Stock Purchase Plan at any time. However, amendments must be approved by the Company’s shareholders if shareholder approval is required under the terms of the Employee Stock Purchase Plan or in order for the Employee Stock Purchase Plan to meet applicable statutory or regulatory requirements.
      Antidilution Provisions. The amount of shares authorized to be issued under the Employee Stock Purchase Plan, and the terms of outstanding Purchase Options, may be adjusted to prevent dilution or enlargement of rights in the event of any merger, consolidation, reorganization, recapitalization, stock split, spin-off, split up or other change in the corporate structure or distributions to the shareholders. No adjustments are made for stock dividends.
      Certain Federal Income Tax Consequences. The following is a brief summary of the principal federal income tax consequences of the Employee Stock Purchase Plan based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.
      The Employee Stock Purchase Plan is intended to be an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. A participating employee must pay Federal income and Federal Insurance Contributions Act (FICA) taxes on amounts that are deducted from his or her pay to purchase common stock under the Employee Stock Purchase Plan. However, a participating employee is not subject to tax upon the receipt of a Purchase Option under the Employee Stock Purchase Plan or upon the purchase of shares of common stock pursuant to the Purchase Option.
      If the participating employee disposes of the shares acquired pursuant to a Purchase Option more than two years following the date of grant of the Purchase Option and more than one year following the date of exercise of the Purchase Option, then the amount realized upon the disposition of the shares is taxed as long-term capital gain; provided, however, that upon such disposition (or in the event of the participating employee’s death while owning the shares) the participating employee recognizes as ordinary income (rather than capital gain) an amount equal to the lesser of: (i) the difference between the fair market value of the shares as of the date of grant of the Purchase Option and the option price paid for the shares, or (ii) the difference between the fair market value of such shares on the date as of which the shares were sold and the option price paid for the shares. The difference between the amount realized upon the disposition of the shares and the amount recognized as ordinary income, if any, will be taxed as long-term capital gain.
      If the participating employee disposes of the shares before the one-year and two-year holding requirements are met, in the year of disposition he recognizes ordinary income equal to the difference between (i) the fair market value of the shares as of the date of exercise or the amount realized upon disposition of the shares, whichever is less, and (ii) the option price paid for the shares. Any additional amount realized upon disposition of the shares is taxed as either short-term or long-term capital gain, depending upon how long the shares were held.
      The Company is entitled to a Federal income tax deduction with respect to the Employee Stock Purchase Plan only if and when a participating employee disposes of common stock before the one- and two-year holding periods are met. The amount of this deduction equals the amount of ordinary income that the participating employee recognizes in connection with such disposition.

Vote Required
      Approval of the amendments to the Employee Stock Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Polaris common stock present in person or by proxy and entitled to vote at the Annual Meeting, assuming the presence of a quorum at the Annual Meeting (provided that the number of shares voted in favor of the proposal constitutes more than 25% of the outstanding shares of the Company’s common stock).
Board Recommendation
      Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the approval of the Employee Stock Purchase Plan, as amended. The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the amendments to the Employee Stock Purchase Plan.
New Plan Benefits Table
      Assuming shareholders approve the amendments to the Employee Stock Purchase Plan at the Annual Meeting, the following table illustrates the amounts that were awarded under such plan for fiscal year 2005.
NEW PLAN BENEFITS

Number of
Name and Principal Position	Shares

Thomas C. Tiller, Chief Executive Officer	0
Bennett J. Morgan, President and Chief Operating Officer	0
Jeffrey A. Bjorkman Vice President — Operations	0
John B. Corness Vice President — Human Resources	0
Michael W. Malone Vice President — Finance, Chief Financial Officer and Secretary	0
All Executive Officers as a group	0
All non-executive directors as a group	0
All non-executive officer employees as a group	39,892
EQUITY COMPENSATION PLANS
Equity Compensation Plans Approved by Shareholders
      Our shareholders have approved the Polaris Industries Inc. 1995 Stock Option Plan, the Polaris Industries Inc. Restricted Stock Plan, the Polaris Industries Inc. Employee Stock Purchase Plan, the Polaris Industries Inc. Deferred Compensation Plan for Directors and the 2003 Non-Employee Director Stock Option Plan.
Equity Compensation Plans Not Approved by Shareholders
      The Polaris Industries Inc. 1999 Broad-Based Stock Option Plan was approved by the Board of Directors, but was not approved by the shareholders. Neither the NYSE rules nor federal law required shareholder approval at the time the 1999 Broad-Based Stock Option Plan was adopted and accordingly it was not submitted for shareholder approval.
      Under the Polaris Industries Inc. 1999 Broad-Based Stock Option Plan, each of the Company’s full-time employees, and any part-time employee who had performed at least 1,000 hours of service prior to the date of grant, received a one-time award of non-qualified stock options to purchase shares of Polaris common stock.

The Company’s executive officers and directors are not eligible to participate in this plan. On April 1, 1999, an aggregate of 675,400 options were granted under the plan, consisting of an option to each full-time employee to purchase 200 shares and an option to each part-time employee to purchase 100 shares of Polaris common stock. These grants were made at the fair market value of Polaris common stock as of the grant date. Of the 675,400 options initially granted under the plan, an aggregate of 518,400 options vested on March 7, 2002 when the closing price of Polaris common stock, as reported on the NYSE, was two times the per share exercise price of such options. The Board of Directors does not intend to grant any future options under this plan.
Summary Table
      The following table sets forth certain information as of December 31, 2005, with respect to compensation plans under which shares of Polaris common stock may be issued.

				Number of securities
				remaining available for
				future issuance under
	Number of securities to	Weighted-average		equity compensation
	be issued upon exercise of	exercise price of		plans (excluding
	outstanding options,	outstanding options,		securities reflected in the
Plan Category	warrants and rights	warrants and rights		first column)

Equity Compensation plans approved by security holders	4,426,523	$34.15	(1)	1,931,251
Equity compensation plans not approved by security holders	66,700	$15.78		-0-
Total	4,493,223	$33.87		1,931,251

(1)	Does not include an aggregate of 69,725 common stock equivalents acquired on various dates between 1995 and December 31, 2005 pursuant to the Company’s Deferred Compensation Plan for Directors at prices ranging from $10.37 to $70.72. A director will receive one share of common stock for every common stock equivalent held by that director upon his or her termination of service as a member of the Board of Directors.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION
Executive Compensation Summary
      The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Company’s Chief Executive Officer, the other four most highly compensated executive officers who served as executive officers as of December 31, 2005, and one additional individual who would have been among the four other most highly compensated executive officers had he continued to serve as an executive officer on December 31, 2005 (collectively, the “Executive Officers”).
Summary Compensation Table

		Annual Compensation			Awards

				Other Annual	Restricted	# of	All Other
		Salary	Bonus	Compensation	Stock	Options	Compensation
Name and Principal Position	Year	($)(A)	($)(B)	($)(C)	($)(D)	(#)(E)	($)(F)

Thomas C. Tiller	2005	$748,558	$975,000	—	$2,227,500	215,000	$104,928
Chief Executive Officer	2004	$675,000	$1,350,000	—	$2,972,500	100,000	$94,250
	2003	$675,000	$1,210,000	—	$2,150,750	100,000	$91,982
Bennett J. Morgan(G)	2005	$318,269	$240,000	—	—	70,000	$23,914
President and Chief	2004	$217,692	$160,000	—	—	16,000	$10,250
Operating Officer	2003	$193,462	$92,000	—	—	14,000	$10,250
Jeffrey A. Bjorkman	2005	$274,615	$175,000	—	—	15,000	$24,731
Vice President – Operations	2004	$264,423	$220,000	—	—	17,500	$26,471
	2003	$249,038	$210,000	—	—	20,000	$24,202
John B. Corness	2005	$259,231	$170,000	—	—	14,000	$22,962
Vice President – Human	2004	$239,423	$200,000	—	—	14,000	$24,171
Resources	2003	$224,231	$189,000	—	—	15,000	$21,077
Michael W. Malone	2005	$316,346	$205,000	—	—	17,000	$26,317
Vice President – Finance,	2004	$236,346	$210,000	—	$594,500	16,000	$23,217
Chief Financial Officer	2003	$203,076	$173,000	—	—	15,000	$19,904
and Secretary
Kenneth J. Sobaski(H)	2005	$396,236	$292,000	—	—	—	—
Vice President – Sales,	2004	$353,462	$237,000	—	—	12,000	—
Marketing and	2003	$330,769	$225,000	$91,515	—	16,000	—
Service

(A)	Includes amounts deferred by the Executive Officers under the Company’s 401(k) Retirement Savings Plan and Supplemental Retirement/ Savings Plan.

(B)	Profit sharing bonus payments under the company-wide profit sharing plan or the Senior Executive Annual Incentive Compensation Plan, as applicable, are reported for the year in which the related services were performed.

(C)	The Company provides club memberships, club dues, financial planning and tax preparation, relocation benefits, Exec-U-Care coverage, as well as standard employee medical, dental, and disability coverage to its Executive Officers. The value of all “Other Annual Compensation” is less than the minimum of $50,000 or 10% of the total cash compensation for each person reported above except for Mr. Sobaski who in 2003 received a one-time relocation payment of $39,659 and a medical reimbursement payment of $49,775 under the Exec-U-Care coverage.

(D)	The Company granted restricted stock awards to employees (including the Executive Officers) in 2003. Restricted stock awards in 2004 and 2005 were limited to those made under Mr. Tiller’s employment agreement and a discretionary grant made by the Compensation Committee in 2004 to Mr. Malone to acknowledge superior, long-term contributions to the Company’s performance. All restricted stock awards were approved by the Compensation Committee of the Board of Directors, were granted in accordance with the Company’s Restricted Stock Plan and will vest only upon the achievement by the Company of certain compounded earnings growth targets over a two-, three- or four-year period. The amounts shown in this column were calculated by multiplying the closing market price of Polaris’ common stock on the date of grant by the number of shares granted. An aggregate of 143,000 restricted shares become freely tradeable only upon the Company achieving certain compounded earnings growth targets and an aggregate of 10,000 restricted shares become freely tradeable three years after the date of issuance provided that the holder continues to be an employee of the Company. The total number and value of restricted stock holdings as of

December 30, 2005 (the last trading day of calendar year 2005), calculated by multiplying the closing market price of Polaris’ common stock on December 30, 2005 of $50.20 per share by the number of restricted shares held, for the named officers are as follows: Messrs. Tiller, 133,000, $6,676,600 and Malone, 10,000, $502,000.

(E)	The Company granted stock options to employees (including the Executive Officers) in 2003, 2004 and 2005. All stock option grants were approved by the appropriate committee of the Board of Directors and granted in accordance with the Company’s 1995 Stock Option Plan.

(F)	Consists of Company matching contributions to the Polaris 401(k) Retirement Savings Plan and Supplemental Retirement/ Savings Plan. The Supplemental Retirement/ Savings Plan began July 1, 1995 and is a nonqualified plan which mirrors the Polaris 401(k) Retirement Savings Plan without the Internal Revenue Service contribution limitations. The Executive Officers each received $10,500 in matching contributions to the Polaris 401(k) Retirement Savings Plan during 2005. The Supplemental Retirement/ Savings Plan contributions during 2005 were $94,428, $13,414, $14,231, $12,462, $15,817 and $0, respectively, for Messrs. Tiller, Morgan, Bjorkman, Corness, Malone and Sobaski.

(G)	Mr. Morgan was promoted to the position of President and Chief Operating Officer effective as of April 11, 2005. Mr. Morgan had been employed by the Company since 1987, most recently as its Vice President and General Manager — All Terrain Vehicles Division.

(H)	Mr. Sobaski departed from his position as the Company’s Vice President — Sales, Marketing and Service to pursue other interests in April 2005. Included in the amounts shown for Mr. Sobaski are payments made under his severance agreement described on page 28 of this Proxy Statement. In addition, 7,400 shares of restricted stock and 44,000 stock options, all of which were unvested at the time of his departure, were forfeited.

      The Company does not maintain any defined benefit or actuarial pension plan under which benefits are determined primarily by final compensation and years of service.
Option Grants in 2005
      The following table shows all options to purchase Polaris common stock granted in 2005 to each of our Executive Officers named in the Summary Compensation Table and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options, except for the option granted to Mr. Tiller, which was compounded annually over the maximum 47-month term of such option. The 5% and 10% rates of appreciation are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price. The actual future value of the options will depend on the market value of the Company’s common stock.
OPTION GRANTS DURING 2005 AND
ASSUMED POTENTIAL REALIZABLE VALUES

			Individual Grants			Potential Realizable Value
						at Assumed Annual Rates of
			% of Total Options			Stock Price Appreciation for
	Number of		Granted to	Exercise		Option Term
	Options		Employees in	Price	Expiration
Name	Granted		Fiscal Year	($/Share)	Date	5%	10%

Thomas C. Tiller	215,000	(A)	28.64%	$67.50	12/31/2008	$3,127,534	$6,735,251
Bennett J. Morgan	15,000	(B)	2.00%	$75.21	4/11/2015	$709,487	$1,797,980
	20,000	(B)	2.66%	$65.40	4/11/2015	$822,594	$2,084,614
	35,000	(C)	4.66%	$44.91	11/01/2015	$988,528	$2,505,124
Jeffrey A. Bjorkman	15,000	(C)	2.00%	$44.91	11/01/2015	$423,655	$1,073,625
John B. Corness	14,000	(C)	1.86%	$44.91	11/01/2015	$395,411	$1,002,050
Michael W. Malone	17,000	(C)	2.26%	$44.91	11/01/2015	$480,142	$1,216,775

(A)	Represents options granted on January 31, 2005 at an exercise price based on $67.50, the closing price of the Company’s common stock on the grant date. The option becomes exercisable on December 31, 2006.

(B)	Represents options granted on April 11, 2005. The option to purchase 15,000 shares was at an exercise price based on $75.21, 115% of the closing price of the Company’s common stock on the grant date. The option to purchase 20,000 shares was at an exercise price based on $65.40, the closing price of the Company’s common stock on the grant date. The options become exercisable on April 11, 2008, the third anniversary of the date of grant.

(C)	Represents options granted at an exercise price based on $44.91, the closing price of the Company’s common stock on the grant date. All of the options become exercisable on November 1, 2008, the third anniversary of the date of grant.
Option Exercises and Values for 2005
      The following table gives information for options exercised by each of the Executive Officers in 2005 and the value (stock price less exercise price) of the remaining options held by those Executive Officers at year-end measured in terms of the closing price of Polaris common stock on December 30, 2005, the last trading day of the year.
AGGREGATED OPTION EXERCISES DURING 2005 AND
OPTION VALUES ON DECEMBER 30, 2005

					Value of In-the-Money
			Shares Covered by		Outstanding Options
			Outstanding Options		12/30/05 (A)
	Shares Covered	Gain at
Name	by Exercises	Exercise Date	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas C. Tiller	550,000	$29,398,125	1,550,000	415,000	$38,051,750	$718,500
Bennett J. Morgan	—	—	39,800	100,000	$1,207,410	$285,740
Jeffrey A. Bjorkman	800	$13,804	44,636	52,500	$1,278,191	$223,050
John B. Corness	1,800	$35,127	51,800	43,000	$1,551,271	$181,835
Michael W. Malone	—	—	29,624	48,000	$845,204	$197,705
Kenneth J. Sobaski	60,000	$2,079,000	—	—	—	—

(A)	For purposes of this column, the value of unexercised options means the difference between the option exercise price and the market value of the underlying shares based on $50.20, the closing price for the Company’s common stock on December 30, 2005. As used in this column, an option was in-the-money on December 30, 2005 if the option exercise price is less than the market value of the underlying shares based on the closing price for the Company’s common stock on that date.
Employment, Termination and Change in Control Agreements

Agreement with Mr. Tiller
      Mr. Tiller and Polaris entered into an employment agreement effective January 1, 2006, which replaced all prior agreements, except for his Change of Control Agreement dated April 1, 1998, which remains in effect. Mr. Tiller will continue to be employed as Chief Executive Officer of the Company through at least December 31, 2007. Mr. Tiller’s agreement provides for:

•	an annual base salary of at least $750,000, which may, at the discretion of the Board of Directors, be increased during the term of his employment;

•	an opportunity to earn an annual bonus under the Company’s Senior Executive Annual Incentive Compensation Plan based upon the attainment of certain financial goals established by the Compensation Committee of the Board of Directors; and

•	the opportunity to participate in the Company’s benefit programs and receive the perquisites made available by the Company to its executive officers, including without limitation, medical, dental and life insurance coverage, financial planning and tax preparation services, 401(k) Retirement Savings Plan and Supplemental Retirement/ Savings Plan and a country club membership.

      If Mr. Tiller’s employment terminates as a result of his death or disability, he or his designated beneficiaries, as appropriate, will receive payments equal to (i) his base salary earned through the date of termination payable when such salary would customarily be paid; (ii) a pro rata bonus payment for the year of termination based on the average of the annual bonuses paid or payable to him for the two calendar years preceding the year in which the termination occurs payable when bonuses for such period are customarily paid; and (iii) any annual bonus for a preceding year that remains unpaid at the time of termination payable when such bonuses are paid to other executives of the Company. In addition, all of his outstanding stock options and restricted share awards will vest immediately.
      If Mr. Tiller’s employment is terminated by the Company for cause or by him without good reason, he will receive (i) his base salary earned through the date of termination payable when such salary would customarily be paid; and (ii) any annual bonus for a preceding year that remains unpaid at the time of termination payable when such bonuses are paid to other executives of the Company. Upon termination under these circumstances, all stock options and unvested restricted share awards will terminate immediately and he may purchase health insurance under the Company’s then existing health insurance plan in accordance with applicable government requirements.
      If Mr. Tiller’s employment is terminated by the Company without cause or by him for good reason, he will receive payments equal to (i) his base salary earned through the date of termination payable when such salary would customarily be paid; (ii) a pro rata bonus payment for the year of termination based on the average of the annual bonuses paid or payable to him for the two calendar years preceding the year in which the termination occurs payable when bonuses for such period are customarily paid; (iii) his base salary as then in effect for a two-year period, payable in monthly installments at the times such base salary would customarily be paid; (iv) a pro rata bonus payment in each of the two years following termination based on the average of the annual bonuses paid or payable to him for the two calendar years preceding the year in which the termination occurs payable when the annual bonuses for such years are paid; and (v) any annual bonus for a preceding year that remains unpaid at the time of termination payable when such bonuses are paid to other executives of the Company. In addition, the Company will provide him with medical and dental insurance coverage for a period ending on the earlier of the second anniversary of the date of termination or the date on which another employer employs him. Any stock options and restricted share awards that would, by their terms, vest on or before the first anniversary of the date of termination will vest immediately, and in the case of stock options, be exercisable until the first anniversary of the date of termination.
      Under his employment agreement, Mr. Tiller has agreed not to engage in competitive activities for a period of two years following his termination of employment.

Agreement with Mr. Morgan
      Mr. Morgan and Polaris entered into an employment agreement effective April 11, 2005 in connection with his promotion to President and Chief Operating Officer of the Company, which replaced all prior agreements, except for his Change of Control Agreement dated November 1, 2004. Mr. Morgan’s agreement provides for:

•	a base salary in the amount of $350,000, which will be reviewed annually by the Compensation Committee;

•	an opportunity to earn an annual bonus based upon participation in the Company’s performance-based Senior Executive Annual Incentive Compensation Plan;

•	an opportunity to receive annual incentive compensation awards under the Company’s performance-based Long Term Incentive Plan and the Company’s 1995 Stock Option Plan;

•	a stock option to purchase 20,000 shares of the Company’s common stock under the Company’s 1995 Stock Option Plan at an exercise price of $65.40, the fair market value of such stock on the date of grant, which option will vest on April 11, 2008;

•	a stock option to purchase 15,000 shares of the Company’s common stock under the Company’s 1995 Stock Option Plan at an exercise price of $75.21, 115% of the fair market value of such stock on the date of grant, which option will vest on April 11, 2008; and

•	the opportunity to participate in the Company’s benefit programs and receive the perquisites made available by the Company to its executives including medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) Retirement Savings Plan and Supplemental Executive Retirement Plan participation and a country club membership.

Agreement with Mr. Sobaski
      On April 12, 2005, the Company announced that Kenneth J. Sobaski would depart from his position as the Company’s Vice President — Sales, Marketing and Service to pursue other interests. In connection with Mr. Sobaski’s resignation, Polaris entered into a Severance Agreement, Waiver and Release dated as of April 26, 2005. Under the terms of Mr. Sobaski’s agreement, a copy of which was filed as Exhibit 10.z to the Company’s Current Report on Form 8-K filed on May 2, 2005, Mr. Sobaski will receive base salary continuation payments through April 25, 2006, a profit sharing payment of not less than $292,000 attributable to the full year 2005, matching contributions in the Company’s Supplemental Employee Retirement Plan, and reimbursement for premiums for COBRA benefits, certain other medical expenses not covered by COBRA but that would be reimbursable through the Company’s existing Exec-U-Care benefit, and for premiums on term life insurance with policy limits of up to $650,000.

Change in Control Agreements
      The Company has entered into change in control agreements (the “Agreements”) with the Executive Officers named in the Summary Compensation Table which become effective only upon a Change in Control (as defined in the Agreements). If upon or within 24 months after a Change in Control, any of the Executive Officers terminates his employment for Good Reason or such employee’s employment is terminated without Cause (as such terms are defined in the Agreements), he will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment equal to two times his average annual cash compensation (including cash bonuses, but excluding the award or exercise of stock options or stock grants) for the three fiscal years (or lesser number of years if such employee’s employment has been of shorter duration) of the Company immediately preceding such termination. If such termination occurs before a cash bonus for any preceding fiscal year has been paid, the Company is required to pay to the employee the amount of the employee’s cash bonus for such preceding fiscal year as soon as it is determinable and such amount is to be included in the determination of the payment to be made pursuant to the Agreement. No cash bonus shall be paid for any part of the fiscal year in which the termination occurs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee operates under a written charter adopted by the Company’s Board of Directors. The Compensation Committee assists the Board in, among other things, establishing a philosophy and policies regarding executive compensation, providing oversight to the administration of the Company’s executive compensation programs and reviewing the compensation of executive officers and senior management. The Committee is comprised entirely of independent directors and is advised by an independent compensation consultant retained by the Compensation Committee.
Executive Compensation Philosophy
      Polaris’ executive total compensation program is designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving aggressive goals. The program is designed to:

•	Link executives’ incentive goals with the interests of Polaris shareholders.

•	Tie executives’ compensation directly to the Company’s performance. A significant portion of each executive’s compensation is dependent upon achieving business and financial goals and upon stock price appreciation.

•	Support the Company’s business plans and long-term goals.
Compensation Components
      Polaris utilizes two primary components in designing a compensation system appropriate to the needs of the Company and its shareholders:

1. Annual Compensation: This component includes base salary and cash-based incentive awards. Base salaries are addressed within the context of competitive compensation levels supported by analysis by the Committee’s independent compensation consultant and the total compensation system. Polaris awards annual incentives based on the achievement of performance criteria established for a specific year by the Compensation Committee either under the Polaris profit sharing plan or, in the case of the Company’s senior executives, under the Company’s Senior Executive Annual Incentive Compensation Plan, a performance-based plan established by the Committee and approved by Polaris shareholders in 2004. Each executive has a bonus target expressed as a percentage of base salary based on the individual’s level of responsibility. The Committee also has discretion to provide less than target awards based on individual performance. Payments under this plan for 2005 performance were based upon earnings per share growth. The Compensation Committee has determined that payments under the plan for 2006 performance will also be based upon earnings per share growth.

2. Long-Term Compensation: This component includes stock options, restricted stock and longer-term cash-based incentive awards. Options issued by the Company have an exercise price of no less than fair market value on the date of award and generally vest three years from the date of grant. The Committee currently makes restricted share awards in connection with promotions or outstanding performance, hiring new executives and extending existing employment arrangements. Restricted share awards generally vest only upon the attainment of certain increases in earnings per share over a three or four year period. Polaris executives (other than its Chief Executive Officer) and employees generally are eligible to earn long-term cash-based incentive awards through participation in Polaris’ Long Term Incentive Plan, which was established by the Committee and approved by Polaris shareholders in 2004. Awards are determined by financial performance measured against financial benchmarks determined by the Compensation Committee. The Compensation Committee has established matrices of earnings per share growth and revenue growth benchmarks that will determine awards earned under the plan for each of the three three-year cycles ending December 31, 2006, 2007 and 2008, respectively. At the beginning of the plan cycle, participants choose whether their payout is to be calculated based on: (1) cash value at the time of award; or (2) cash value tied to Polaris stock price movement over the 3-year cycle. The ultimate value of the long-term compensation under this plan depends on Company performance measured against the matrix of earnings per share and revenue growth objectives set by the Compensation Committee and impacted further by stock price changes.

Factors Considered in Determining Compensation
      The Compensation Committee intends that, in order to attract and retain talented individuals, the compensation of Polaris executives be competitive with other companies in its comparable market. On an annual basis the Committee reviews competitive executive compensation levels based upon a report compiled by the Compensation Committee’s independent compensation consultant that includes comparative compensation data from a survey of a group of companies determined by the consultant and the Committee to be relevant for executive compensation comparison purposes. In January 2006, the survey group included 70 companies, primarily in the manufacturing industry, with sales ranging from $1 billion to $4 billion. The independent compensation consultant’s report addresses all aspects and components of compensation of the executives and compares and contrasts Polaris’ executive compensation with the compensation of similarly situated executives at the companies within the survey group. In its annual review, the Committee and its independent compensation consultant take into consideration differences in the size and success of the companies surveyed and any material differences in performance, responsibilities and authority between and among Polaris executives and executives at the various companies within the survey group for purposes of determining executive compensation. Utilizing the information provided by its independent compensation consultant, the Committee conducts its own review of various parts of the compensation program and an assessment, with the assistance of the Chief Executive Officer of the Company, of the skills, experience and achievements of individual executives to determine the compensation targets of Company officers as a group and individually. The Committee approves any changes to the compensation of Company officers including base salary, annual incentive payments, stock options, restricted stock and long-term cash incentive awards.
      An objective of Polaris’ executive compensation program is to approximate over time the survey group’s median compensation, adjusted for company size and performance, and to pay higher than the median compensation if Polaris outperforms comparable companies and an executive contributes meaningfully to that performance. In 2005, Polaris’ executive salaries, annual incentive and long term incentive awards were consistent with this goal.
      The Committee also considers the tax deductibility to Polaris of compensation paid to its executives. Section 162(m) of the Internal Revenue Code generally provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to either its chief executive officer or any of its four other most highly compensated executive officers in excess of $1 million in any year if that compensation is not performance related. In April 2004, shareholders approved Polaris’ Senior Executive Annual Incentive Compensation Plan and its Long Term Incentive Plan. Senior executives of the Company, to whom Section 162(m) may apply, participate in the Senior Executive Annual Incentive Compensation Plan in lieu of the company-wide profit sharing plan. Awards under both plans approved by shareholders in 2004 would meet the requirements of Section 162(m) and be tax deductible to the Company. Additionally, outstanding grants under the Company’s stock based compensation programs, including stock option and restricted stock programs, are performance-based for purposes of Section 162(m). The Compensation Committee believes that all compensation paid to Polaris’ executives for 2005 is properly deductible under the Internal Revenue Code.

Compensation of the Chief Executive Officer
      The executive compensation philosophy and factors in determining compensation described above apply to the compensation of the Chief Executive Officer, except that the Chief Executive Officer is not eligible for the long term cash-based incentive plan that was established in 2004.
      On February 20, 2006, the Company and Mr. Tiller entered into an employment agreement that extends the term of Mr. Tiller’s employment through December 31, 2007, but leaves unchanged from the prior employment agreement that became effective January 1, 2005 and would have expired in accordance with its terms on December 31, 2006, the terms and conditions of Mr. Tiller’s employment. In connection with the execution of Mr. Tiller’s prior employment agreement, in January 2005 Mr. Tiller was granted stock options with respect to 215,000 shares with an exercise price of $67.50 and awarded 33,000 performance-based restricted shares. Both the stock option grant and the restricted share award are considered performance-based for purposes of Section 162(m) of the Internal Revenue Code. The stock options were granted in accordance with the Company’s 1995 Stock Option Plan and vest on December 31, 2006. The performance-based restricted share awards were granted in accordance with the Company’s 1996 Restricted Stock Plan and the restricted shares of common stock granted thereunder become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a two or three year period. Mr. Tiller received no additional options or performance-based restricted share awards in connection with the execution of the new employment agreement in February 2006. Pursuant to the employment agreement, Mr. Tiller’s base salary is $750,000 per year. From November 1, 2002 through December 31, 2004 Mr. Tiller’s base salary was $675,000 and was increased to $750,000 per year effective January 1, 2005. In addition to this base salary, the benefits and perquisites paid or made available to Mr. Tiller during 2005 include club memberships, club dues, financial planning and tax preparation, Exec-U-Care in addition to standard employee medical and dental benefits, and 401(k) Retirement Savings Plan participation augmented by the Supplemental Retirement/ Savings Plan. During 2005, Polaris did not pay any club membership initiation fees or club dues to or for the benefit of Mr. Tiller. The Supplemental Retirement/ Savings Plan to which Mr. Tiller may contribute is designed to mirror the Company-wide 401(k) Retirement Savings Plan, except that qualifying employees of the Company are eligible to make contributions of deferred income to the Supplemental Retirement/ Savings Plan above the IRS annual limits on 401(k) contributions. Contributions are matched by the Company and are limited to the Company match on 401(k) contributions. In 2005, Mr. Tiller and the Company each contributed an aggregate of approximately $105,000 to the Company’s 401(k) Retirement Savings Plan and the Supplemental Retirement/ Savings Plan.
      In accordance with the established Senior Executive Annual Incentive Compensation Plan, Mr. Tiller was awarded $975,000 in February 2006 for his 2005 performance. During 2005, the Company achieved the earnings per share benchmarks established by the Compensation Committee at the beginning of the year for payment to Mr. Tiller of 200% of his base pay under the Senior Executive Annual Incentive Compensation Plan. The Compensation Committee determined to pay Mr. Tiller 65% of the award otherwise available based upon the Company’s actual performance after consideration of the Company’s planned as well as actual earnings, strong balance sheet, superior productivity, consistent earnings growth and Mr. Tiller’s strong leadership as well as Mr. Tiller’s own view that his potential award should be reduced. The award is consistent with the executive compensation philosophy to approximate the median compensation of the Chief Executive Officer in the comparative companies, adjusted for comparative company size and performance and to pay above the median when the Company performance warrants it as well as the common view of the Compensation Committee and the Company’s Chief Executive Officer that executive officers with increasing levels and amounts of responsibility should have higher levels of their compensation based upon Company-wide performance. In 2005, Mr. Tiller led Polaris to 5% sales from continuing operations growth and 8% earnings per share from continuing operations growth.
      The Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation, including annual base salary, bonuses based on corporate and annual performance, equity compensation, accumulated and projected stock option and performance-based restricted share gains under various scenarios, the dollar value to the executive and cost to the Company and all perquisites and other benefits and projected payment obligations under potential severance and change-in-control scenarios. A tally sheet setting forth all of the above components affixing dollar amounts under various scenarios was prepared by the Compensation Committee’s independent compensation consultant and reviewed by the Compensation Committee.
      Based on this review, the Compensation Committee has determined that the total compensation of the Company’s Chief Executive Officer (and in the case of severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

COMPENSATION COMMITTEE

William E. Fruhan, Chair
Andris A. Baltins
Robert L. Caulk
Richard A. Zona

STOCK PERFORMANCE GRAPH
      The graph below compares the five-year cumulative total return to shareholders (stock price appreciation plus reinvested dividends) for the Company’s common stock with the comparable cumulative return of two indexes: Russell 2000 Index and CoreData Group’s Recreational Vehicles Industry Group Index. The graph assumes the investment of $100 on January 1, 2001 in common stock of the Company and in each of the indexes, and the reinvestment of all dividends. Points on the graph represent the performance as of the last business day of each of the years indicated.
Comparison of 5-Year Cumulative Total Return Among
Polaris Industries Inc., Russell 2000 Index and Recreational Vehicles Index

	At December 31

	2000	2001	2002	2003	2004	2005

Polaris Industries Inc	$100	$148.58	$153.36	$236.35	$370.13	$278.76
Recreational Vehicles Index	100	138.06	124.69	144.22	185.81	158.54
Russell 2000 Index	100	102.49	81.49	120.00	142.00	148.46
Assumes $100 Invested on January 1, 2001
Assumes Dividend Reinvested
Fiscal Year Ended December 31, 2005
Source: CoreData Group
OTHER MATTERS
      The Board is not aware of any matters that are expected to come before the 2006 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS
      Under the rules of the Securities and Exchange Commission, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2007 Annual Meeting of Shareholders the proposal must be submitted in writing and received by the Secretary of the Company at our principal executive offices by November 1, 2006. If a shareholder intends to introduce an item of business at the 2007 Annual Meeting, without including the proposal in the proxy statement, the Company must receive notice of that intention no later than January 19, 2007. If we do not receive a notice by January 19, 2007, the persons named as proxies in the proxy materials relating to the 2007 Annual Meeting will use their discretion in voting the proxies when these matters are raised at the meeting.
      If a shareholder wishes to have the Corporate Governance and Nominating Committee consider a candidate for nomination as a director, the notice of nomination must be submitted in writing and received by the Secretary of the Company at our principal executive offices by November 1, 2006. The notice given by a shareholder who proposes a candidate for nomination must include (i) the submitting shareholder’s name and address, (ii) a signed statement as to the submitting shareholder’s current status as a shareholder, the number of shares currently owned and the length of such ownership; (iii) the name of the candidate and a resume or a listing of the candidate’s qualifications to be a director, and (iv) a document evidencing the candidate’s willingness to serve as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board of Directors.
ADDITIONAL INFORMATION
      A copy of the Annual Report of the Company for the year ended December 31, 2005 is being sent to shareholders with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, is included as a part of the Annual Report being sent to shareholders with this Proxy Statement.
      Additional copies of the Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Michael W. Malone, the Vice President-Finance, Chief Financial Officer and Secretary of the Company. Copies of exhibits to Form 10-K may be obtained upon payment to the Company of the reasonable expense incurred in providing such exhibits.

By Order of the Board of Directors

Michael W. Malone
Vice President — Finance,
Chief Financial Officer and Secretary

ANNEX A
POLARIS INDUSTRIES INC.
BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
Adopted May 18, 2000
Revised January 24, 2002, January 23, 2003, January 22, 2004 and January 19, 2006

I.	INTRODUCTION AND PURPOSE
      Polaris Industries Inc. (the “Company”) is a publicly held company and operates in a complex, dynamic, highly competitive, and regulated environment. In order to assure the kind of informed decision-making beneficial to the Company and its shareholders, much of the Board’s oversight occurs through the standing committees of the Board, such as the Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities by overseeing the Company’s financial reporting and public disclosure activities. The Audit Committee’s primary purposes are to:

•	Assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the responsibilities, performance, budget and staffing of the Company’s internal audit function, and (5) the performance of the Company’s independent auditor.

•	Prepare the report that the Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditors and the Board of Directors.
      The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor shall report directly to the Audit Committee.
      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities specified in Section IV of this Charter.
      Although the Audit Committee has the responsibilities and powers set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not employees of the Company and may or may not be auditors or accountants by profession and it is not the duty or responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are in accordance with generally accepted accounting principles. These are the responsibilities of Company management and the independent auditor.

II.	COMPOSITION
      The Audit Committee shall be comprised of three or more Directors as determined by the Board and be elected by the Board on the recommendation of the Corporate Governance and Nominating Committee. The Board may remove any member from the Audit Committee at any time with or without cause. Unless a Chair is elected by the full Board, the members of the Audit Committee may designate a chair by majority vote of the full Audit Committee membership. If an Audit Committee member desires to serve on the Audit Committees of more than three public companies, then in each such case, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee, and such determination shall be disclosed in the Company’s annual proxy statement.
      The Audit Committee may, in its discretion, form and delegate authority to a subcommittee of the Audit Committee or to the Chair.

A.	Independence
      Each member of the Audit Committee shall have been affirmatively determined by the Board to meet the standards of independence required by the SEC and the New York Stock Exchange, and shall be free from any relationship that, in the opinion of the Board, may interfere with their independence from management and the Company.

B.	Financial Literacy and Expertise
      Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Company’s Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee shall have been determined by the Board of Directors of the Company to have accounting or financial management expertise, which qualification shall be conclusively presumed if the person is an “Audit Committee Financial Expert” as such term is defined by the SEC.

III.	MEETINGS AND COMMITTEE OPERATIONS
      The Audit Committee shall meet in person or telephonically at least four times annually, with additional meetings as often as necessary, at times and places determined by the Chair, with further actions to be taken by unanimous written consent, when deemed necessary or desirable by the Audit Committee or its Chair. To the extent practicable, each of the Audit Committee members shall attend each of the regularly scheduled meetings in person. The Audit Committee shall periodically make time available during its regularly scheduled meetings to meet with management, the internal auditors and the independent auditors in separate sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately.
      A majority of the Audit Committee members currently holding office constitutes a quorum for the transaction of business. The Audit Committee shall take action by the affirmative vote of a majority of the Audit Committee members present at a duly held meeting or by unanimous written action.

IV.	COMMITTEE DUTIES AND RESPONSIBILITIES
      The Audit Committee shall undertake the following responsibilities and duties:

A.	Documents/ Financial Statements/ Reports

•	Review and reassess the adequacy of this Charter at least annually.

•	Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the independent auditor’s review of the quarterly financial statements together with the accompanying quarterly report on Form 10-Q prior to submission to shareholders, any governmental body, any stock exchange or the public.

•	Review and discuss with management and the independent auditor the Company’s annual financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the annual audit together with the accompanying annual report on Form 10-K prior to submission to shareholders, any governmental body, any stock exchange or the public.

•	Review the significant recommendations made to management by the independent auditor and the internal auditors and management’s responses.

•	Recommend to the Board of Directors, if appropriate, that the Company’s annual audited financial statements be included in the Company’s annual report on Form 10-K for filing with the SEC.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit.

•	Prepare the report required by the SEC to be included in the Company’s annual proxy statement and any other Audit Committee reports required by applicable securities laws or stock exchange listing requirements or rules.

B.	Independent Auditors

•	Be directly responsible for the appointment, compensation and oversight of the work of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing its audit report or related work or performing other audit, review or attest services for the Company.

•	Have the sole authority to review in advance, and grant any appropriate pre-approvals of, (i) all auditing services to be provided by the independent auditor and (ii) all significant non-audit services to be provided by the independent auditor as permitted by Section 10A of the Securities and Exchange Act of 1934, and in connection therewith to approve all fees and terms of engagement. The Audit Committee shall also review and approve disclosures required to be included in periodic reports filed under Section 13(a) of the Securities and Exchange Act of 1934 with respect to non-audit services.

•	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	On an annual basis, the Audit Committee shall receive from the independent auditor a letter containing the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, delineating all significant relationships (and related fees) the Company’s independent auditor has with the Company to consider in the evaluation of the independent auditor’s independence. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

•	Confirm that neither the lead audit partner nor the audit partner responsible for reviewing the audit for the Company’s independent auditor performs audit services for the Company for more than five consecutive years.

•	Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

•	Review all reports required to be submitted by the independent auditor to the Audit Committee under Section 10A of the Securities and Exchange Act of 1934, including, but not limited to, any internal control letter issued, or proposed to be issued, by the Company’s independent auditor.

•	Review any communications between the independent auditor’s audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement.

•	Periodically consult with the Company’s independent auditor (outside of the presence of management) about the independent auditor’s judgments about the appropriateness, quality, and acceptability of the Company’s accounting principles as applied to its financial reporting, and the Company’s internal controls and the completeness and accuracy of the Company’s financial statements.

C.	Financial Reporting Processes

•	In consultation with the Company’s independent auditor, and the Company’s internal auditors, monitor the integrity of the Company’s financial reporting processes, both internal and external.

•	Review and discuss the scope of the annual audit plans for both the internal and independent auditors.

•	Review major issues regarding, and approve if appropriate, significant changes to the Company’s accounting principles and practices, financial reporting process and presentations, and system of internal controls, as suggested by the Company’s independent auditor, management, or the internal auditors.

•	Review with management, the independent auditor, the internal auditors and the Company’s legal counsel, as appropriate, any legal, regulatory or compliance matters, including off balance sheet structures, that could have a significant impact on the Company’s financial statements, including significant changes in accounting initiatives, standards or rules as promulgated by the Financial Statements Accounting Standards Board, the SEC or other regulatory authorities with relevant jurisdiction.

D.	Process Analysis and Review

•	Review the systems of reporting to the Audit Committee by each of management, the independent auditor and the internal auditors regarding any significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effect of alternative GAAP methods, and the view of each as to the appropriateness of such judgments.

•	Following completion of the annual audit, review with the independent auditor any audit problems or difficulties or significant disagreement with management encountered during the course of the audit, including any restrictions on the scope of work or access to requested information, and management’s response.

•	Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise).

•	Review with the Company’s independent auditor, the internal auditors and management the extent to which significant changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

•	Review with the Company’s independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

•	Discuss with management, the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies prior to public release.
          E.     Other

•	Ensure appropriate procedures are established and maintained for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters to the Audit Committee.

•	Review and discuss with management (i) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s guidelines and policies with respect to risk assessment and risk management); and (ii) the program that management has established to monitor compliance with its code of business conduct and ethics for directors, officers and employees.

•	Report regularly to the Board of Directors on the activities of the Audit Committee and make such recommendations with respect to the above matters as the Audit Committee may deem necessary or appropriate. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal auditor.

V.	HIRING GUIDELINES FOR INDEPENDENT AUDITOR EMPLOYEES
      The Audit Committee has adopted the following practices regarding the hiring by the Company of any partner, director, manager, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having similar responsibility for providing audit assurance (including all work that results in the expression of an opinion on financial statements and audits of statutory accounts) to the Company’s independent auditor on any aspect of its certification of the Company’s financial statements:

•	No member, with the position listed above, of an audit team that is auditing the Company or any of its businesses can be hired by the Company for a period of two years following association with that audit.

•	No former employee of the independent auditor may sign a Company SEC filing for 5 years following employment with the independent auditor.

•	No former employee of the independent auditor may be named an officer of the Company or any of its subsidiaries for 3 years following employment by the independent auditor.

•	The Company’s Chief Financial Officer must approve all hires from an independent auditor.

•	The Company’s Chief Financial Officer must report annually to the Audit Committee any hires from the independent auditor during the preceding year.

VI.	PROCESS FOR HANDLING QUESTIONS, CONCERNS AND COMPLAINTS ABOUT ACCOUNTING OR AUDITING MATTERS
      The Audit Committee has established the following procedures for: (i) the receipt, retention, and treatment of questions, concerns or complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of questions, concerns or complaints regarding questionable accounting or auditing matters:

•	The Company has published on its website mail and email addresses and telephone numbers for its Internal Audit Manager and its Chief Financial Officer and the Chairman of the Audit Committee for receiving questions, concerns or complaints regarding accounting, internal accounting controls, or auditing matters.

•	Copies of all such questions, concerns or complaints will be sent to members of the Audit Committee.

•	All questions, concerns and complaints will be tracked by the Audit Committee, but handled by the Company’s finance staff and legal counsel in the normal manner, except as the Audit Committee may request.

•	The status of all questions, concerns or complaints will be reported on a quarterly basis to the Audit Committee, and, if the Audit Committee so directs, to the full Board of Directors of the Company.

•	The Audit Committee may request special treatment, including the retention of outside legal counsel or other advisors, for any question, concern or complaint.

VII.	COMMITTEE REPORTS
      1. At the time of or in advance of the annual shareholders meeting held each year, present an annual performance evaluation of the Audit Committee, which shall assess the performance of the Audit Committee in fulfilling the requirements of this charter, recommend any amendments to this charter, and set forth the goals and objectives of the Audit Committee for the ensuing twelve months.
      2. Transmit to the Board notices of Audit Committee meetings, agendas, and meeting minutes.

VIII.	RESOURCES AND AUTHORITY OF THE COMMITTEE
      The Audit Committee shall have such resources and authority as it deems necessary to discharge its duties and responsibilities, including the sole authority to retain, discharge, and approve fees and other terms for retention of the independent auditors, independent legal counsel, and other independent experts or advisors. The Company shall provide appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors of the Company, for the payment of compensation of the independent auditors, independent legal counsel, and other independent experts or advisors so retained by the Audit Committee and ordinary administrative expenses that are necessary and appropriate to carry out its duties. The Audit Committee may direct any officer or employee of the Company or request any employee of the Company’s independent auditor or outside legal counsel to attend an Audit Committee meeting or meet with any Audit Committee members.

ANNEX B
POLARIS INDUSTRIES INC.
EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated
Effective January 19, 2006
ARTICLE I — PURPOSE
      1.01     Purpose. The Polaris Industries Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Polaris Industries Inc. and its subsidiary corporations (the “Company”) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the common stock, par value $.01 per share (“Common Stock”) of the Company. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
ARTICLE II — DEFINITIONS
      2.01     Base Pay. “Base Pay” shall mean a participant’s wages, salary and other cash remuneration from the Company. The term “Base Pay” is intended to coincide with the definition of “Covered Compensation” as defined in the 401(k) Retirement/ Savings Plan of Polaris.
      2.02     Committee. “Committee” shall mean the committee described in Article IX.
      2.03     Employee. “Employee” shall mean any person who is customarily employed on a full-time or part-time basis by the Company or a Participating Subsidiary and is regularly scheduled to work more than twenty (20) hours per week.
      2.04     Fair Market Value. “Fair Market Value” shall mean, as of any applicable date: (i) if the Common Stock is listed on a national securities exchange or is authorized for quotation on the National Association of Securities Dealers Inc.’s NASDAQ National Market System (“NASDAQ/ NMS”), the closing price, regular way, of the Common Stock on such exchange or NASDAQ/ NMS, as the case may be, or if no such reported sale of the Common Stock shall have occurred on such date, on the next preceding date on which there was such a reported sale; or (ii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ/ NMS, the closing bid price as reported by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if no such prices shall have been so reported for such date, on the next preceding date for which such prices were so reported; or (iii) if the Common Stock is not listed for trading on a national securities exchange or authorized for quotation on NASDAQ, the last reported bid price published in the “pink sheets” or displayed on the NASD Electronic Bulletin Board, as the case may be; or (iv) if the Common Stock is not listed for trading on a national securities exchange, or is not authorized for quotation on NASDAQ/ NMS or NASDAQ, or is not published in the “pink sheets” or displayed on the NASD Electronic Bulletin Board, the Fair Market Value of the Common Stock as determined in good faith by the Committee.
      2.05     Fund Account. “Fund Account” shall mean the bookkeeping account established for each participant to which the participant’s payroll deductions shall be credited.
      2.06     Investment Account. “Investment Account” shall mean the bookkeeping account established for each participant to which Common Stock purchased by the participant under the Plan shall be credited.
      2.07     Participating Subsidiary. “Participating Subsidiary” shall mean any corporation which (i) is a “subsidiary corporation” of Polaris as that term is defined in section 424 of the Code and (ii) is designated as a participating employer under the Plan by the Board of Directors of the Company.

      2.08     Trustee. “Trustee” shall mean the person(s) or institution designated by the Board of Directors of the Company as trustee of the Plan, and any successors thereto.
ARTICLE III — ELIGIBILITY AND PARTICIPATION
      3.01     Initial Eligibility. Each salaried Employee shall be eligible to participate in the Plan for calendar months which commence on or after such salaried Employee’s date of hire. Each hourly paid Employee shall be eligible to participate in the Plan for calendar months which commence on or after the earlier of (i) the date on which such hourly Employee completes 480 Hours of Service or (ii) the second anniversary of such hourly Employee’s date of hire. For purposes of this Section 3.01, the term “Hours of Service” shall mean “Hours of Service” as that term is defined in the Polaris Industries Inc. Employee Stock Ownership Plan.
      3.02     Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan:

(a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

(b) which permits his or her rights to purchase stock under all Code section 423 employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; or

(c) if such Employee is an officer of the Company for purposes of section 16 of the Securities Exchange Act of 1934, as amended, unless the Committee, in its sole discretion, determines that such officers shall be eligible to participate in the Plan.
      3.03     Commencement of Participation. An eligible Employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the office of the Treasurer of the Company. Participation in the Plan and payroll deductions for a participant shall commence on the first day of the month following the date his or her authorization for a payroll deduction is filed. A participant’s payroll deduction authorization shall remain in effect unless amended or terminated by the participant as provided in Section 4.03 or Article VII.
      3.04     Special Participation with Respect to Profit Sharing Distribution. With the approval of the Committee, eligible Employees may be permitted to participate in the Plan on a separate basis with respect to the participant’s distribution from the Polaris Industries Inc. Profit Sharing Plan (in addition to any level of participation pursuant to the eligible Employee’s regular payroll deduction election) by completing an authorization for a deduction from the profit sharing distribution on the form provided by the Company and filing it with the office of the Treasurer of the Company on or before the date set therefor by the Committee. References herein to “payroll” deductions shall be deemed to include any amounts deducted from a participant’s profit sharing distribution.
ARTICLE IV — PAYROLL DEDUCTIONS
      4.01     Amount of Deduction. At the time a participant files his authorization for payroll deduction, he or she shall elect to have deductions made from his or her Base Pay on each payday during the time he or she is a participant computed as a percentage of his Base Pay, not to exceed a maximum of ten percent.
      4.02     Participant’s Fund Account. All payroll deductions made for a participant shall be credited to a Fund Account established in his or her name under the Plan. A participant may not make any separate cash payment into such account. No interest shall be credited or paid on amounts credited to participants’ Fund Accounts under the Plan.

      4.03     Changes in Payroll Deductions. A participant may discontinue his participation in the Plan as provided in Article VII, and may change his or her payroll deduction percentage as of the first day of any calendar quarter.
ARTICLE V — OPTIONS
      5.01     Number of Options. On the first day of each month, a participant shall be deemed to have been granted an option to purchase a maximum number of whole shares of Common Stock as can be purchased at the applicable option price (as described in Section 5.02) with payroll deductions credited to his or her Fund Account during such month.
      5.02     Option Price. The option price of Common Stock purchased with payroll deductions made for a participant shall be an amount not less than 85% of the average of the Fair Market Values of the Common Stock on the date such option is granted (as set forth in Section 5.01) and the date such option is exercised (as set forth in Section 6.01), as determined from time to time by the Committee in accordance with applicable rules and regulations.
      5.03     Option Period. All options which shall be deemed granted under Section 5.01 of this Plan as of the first day of a month shall be automatically exercised in accordance with Section 6.01 unless sooner terminated in accordance with Article VII.
ARTICLE VI — EXERCISE OF OPTIONS
      6.01     Automatic Exercise. Unless a participant sooner withdraws from the Plan as provided in Article VII, his option for the purchase of Common Stock with payroll deductions credited to his or her Fund Account will be deemed to have been exercised automatically on the last day of each calendar month, for the purchase from the Company of the number of whole shares of Common Stock which the accumulated payroll deductions credited to his or her Fund Account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the participant pursuant to Section 5.01). Any excess amount credited to a participant’s Fund Account at the end of the calendar year will be promptly returned to him or her.
      6.02     Fractional Shares. The shares of Common Stock purchased by a participant upon the deemed exercise of his option as specified above shall not include fractional shares. Amounts credited to a participant’s Fund Account which would have been used to purchase fractional shares shall remain credited to such Fund Account until subsequently used to purchase shares or paid to the participant or his or her beneficiary in accordance with Section 6.01 or Article VII.
      6.03     Investment Accounts. All shares of Common Stock purchased under the Plan shall be maintained by the Trustee in separate Investment Accounts for participants. All cash dividends paid with respect to the shares so purchased shall be reinvested in Common Stock and added to the shares held for a participant in his or her Investment Account.
ARTICLE VII — WITHDRAWAL
      7.01     In General. A participant may withdraw payroll deductions credited to his or her Fund Account and the shares of Common Stock credited to his or her Investment Account under the Plan at any time by giving written notice of withdrawal to the Treasurer of the Company. All of the cash credited to his or her Fund Account and not used to buy Common Stock shall be paid to the participant and one or more stock certificates representing the shares of Common Stock credited to his or her Investment Account shall be delivered to the participant promptly after receipt of his or her notice of withdrawal, and no further payroll deductions will be made from his or her pay except as provided in Section 7.02. Upon such a withdrawal, all unexercised options of the participant shall immediately terminate.

      7.02     Effect on Subsequent Participation. If a participant withdraws from participation in the Plan as provided in Section 7.01, such participant shall not be eligible to participate in the Plan for a period of time following the date of such withdrawal. If the withdrawal occurs during the period from January 1 to June 30 of a year, participation may begin again no earlier than January 1 of the next year. If the withdrawal occurs during the period from July 1 to December 31 of a year, participation may begin again no earlier than July 1 of the next year.
      7.03     Termination of Employment. Upon termination of the participant’s employment for any reason, including retirement, his or her unexercised options shall immediately terminate and the payroll deductions credited to his or her Fund Account and not used to buy Common Stock will be paid to him or her, and one or more stock certificates representing the shares of Common Stock credited to his or her Investment Account will be delivered to the participant, or, in the case of his or her death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 10.01.
ARTICLE VIII — COMMON STOCK
      8.01     Maximum Number of Shares. The maximum number of shares of Common Stock which the Company shall have authority to issue under this Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 10.04, shall be 1,500,000 shares. Such shares may be authorized but unissued shares or reacquired shares of Common Stock, as the Company shall determine. If the total number of shares for which options are exercised on any exercise date exceeds the maximum number of shares available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the Fund Account of each participant under the Plan shall be returned to him or her as promptly as possible.
      8.02     Participant’s Interest in Option Stock. The participant will have no interest in Common Stock covered by his or her option until such option has been exercised.
      8.03     Registration of Stock. Shares of Common Stock purchased under the Plan will be held by the Trustee for the benefit of participants, until withdrawn by the participant in accordance with Article VII. Upon such withdrawal, the shares shall be registered in the name of the participant, or, if the participant so directs by written notice to the Treasurer of the Company, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.
      8.04     Restrictions on Exercise. The Board of Directors of the Company may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, on a stock exchange, and that either:

(a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.
ARTICLE IX — ADMINISTRATION
      9.01     Appointment of Committee. The Board of Directors of the Company shall appoint a Committee to administer the Plan. No member of the Committee shall be eligible to purchase Common Stock under the Plan.
      9.02     Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its sole and absolute discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive.
      9.03     Rules Governing the Administration of the Committee. The Board of Directors of the Company may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of the members of the Committee shall constitute the vote of a quorum. All determinations of the Committee shall be made by a majority of its members present. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.
ARTICLE X — MISCELLANEOUS
      10.01     Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any cash and shares of Common Stock credited to the participant’s Investment and Fund Accounts upon the participant’s death. Such designation of beneficiary may be changed by the participant at any time by written notice to the Treasurer of the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such cash and shares of Common Stock to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such cash and shares of Common Stock to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash and shares of Common Stock to the spouse or to any one or more dependents of the participant as the Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the cash and shares of Common Stock credited to the participant under the Plan.
      10.02     Transferability. During a participant’s lifetime, his or her options can only be exercised by him or her. Neither the amounts credited to a participant’s Fund Account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.01.
      10.03     Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such amounts.
      10.04     Adjustment Upon Changes in Capitalization. (a) If the outstanding shares of Common Stock are increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are available for issuance under the Plan or subject to purchase under outstanding options and on the option exercise price or prices applicable to outstanding options. No adjustments shall be made for stock dividends. For the purposes of this paragraph, any distribution of shares to shareholders in an amount aggregating less than twenty percent (20%) of the outstanding shares shall be deemed a stock dividend.

      (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next exercise date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction. The Board of Directors of the Company shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 10.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.
      10.05     Amendment and Termination. The Board of Directors of the Company shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors of the Company shall not, without the approval of the stockholders of the Company (i) increase the maximum number of shares which the Company may purchase to provide participants with stock under the Plan; (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan; or (iii) permit the members of the Committee to purchase Common Stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase Common Stock, adversely affect the rights of such Employee under such option. The Plan shall automatically terminate at the close of business on January 1, 2017 unless sooner terminated by action of the Board of Directors.
      10.06     Effective Date. The Plan shall become effective as of January 1, 1997, or such earlier date as the Board of Directors may determine, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders of the Company to be held within 12 months before or after the date the Plan is adopted by the Board of Directors of the Company. If the Plan is not so approved, the Plan shall not become effective.
      10.07     No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.
      10.08     Costs and Expenses. No brokerage commissions or fees shall be charged by the Company in connection with the purchase of shares of Common Stock by participants under the Plan. All costs and expenses incurred in administering the Plan shall be borne by the Company.
      10.09     Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of all, all successors of each Employee participating in the Plan, the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.
      10.10     Governing Law. The law of the State of Minnesota, other than the conflict of laws provisions of such law, shall govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

POLARIS INDUSTRIES INC.

ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, APRIL 20, 2006
9:00 a.m.

Corporate Headquarters
2100 Highway 55
Medina, MN 55340

Polaris Industries Inc. 2100 Highway 55 Medina, MN 55340	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 20, 2006.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing this proxy, you revoke all prior proxies and appoint Thomas C. Tiller and Michael W. Malone, and each of them, as Proxies, with full power of substitution, to vote your shares of Common Stock, $.01 par value of Polaris Industries Inc., on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders to be held on April 20, 2006, or any postponements or adjournments thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday April 19, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/pii/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 19, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Polaris Industries Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

   Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors:	☐	Vote FOR	☐	Vote WITHHELD
			all nominees		from all nominees
Class II (two year term ending in 2008): 01 Stefan Pierer			(except as marked)

Class III (three year term ending in 2009): 02 Gregory R. Palen 03 Richard A. Zona 04 Annette K. Clayton

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of amendments to the Polaris Industries Inc. Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain

3.	Upon such other business as may properly come before the meeting or any adjournments thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. If a partnership, please sign in partnership name by authorized person.